Exhibit 4.23

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is made as of 9 October 2019 (the “Effective Date”) between Lonza Biosciences Singapore Pte. Ltd., a Singapore company having a principal place of business at 11 Tuas Bay Link Singapore 637393 (“LONZA”), and Mesoblast International Sàrl, a Swiss societé a responsibilité limitée  having a place of business at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“CLIENT”) (each of LONZA and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A.LONZA operates a multi-client production facility located at [***] (the “Facility”).

B.CLIENT desires to have LONZA produce CLIENT’s pediatric Graft versus Host Disease product, remestemcel-L, and LONZA desires to produce such product.

C.CLIENT may desire to have LONZA conduct work according to individual Statements of Work or Purchase Orders, as further defined below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LONZA and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Definitions

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.  Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1“Acceptance Period” has the meaning set forth in Section 6.2.1.

1.2“Additional Suite” has the meaning set forth in Section 7.9.

1.3“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control”, and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4“Applicable Law” means (a) all applicable federal, state and local laws, statutes, rules, regulations, and ordinances in the Territory, [***] and any other jurisdiction agreed to by the Parties, as well as requirements of any Regulatory Authority in each such jurisdiction; and (b) GMPs, as applicable; in case of both (a) and (b), together, with any and all amendments thereto, and in each case, as applicable to the manufacture and supply (i.e. including all associated packaging, labeling, quality assurance and control, storage, handling, importation and transportation) of Product and the conduct of the Process.

1.5“Background Intellectual Property” means any Intellectual Property either (a) owned or controlled by a Party on or prior to the Effective Date, or (b) developed or acquired by a Party independently of its performance under this Agreement, other than Intellectual Property developed through the use of Confidential Information of the other Party. For clarity, as of the Effective Date, the Process, Master Production Record and Specifications are Background Intellectual Property of CLIENT and do not contain any material LONZA Intellectual Property or LONZA Confidential Information, and during the Term, LONZA will notify client prior to incorporating any necessary LONZA Intellectual Property or necessary LONZA Confidential Information into the Process, Master Production Record or Specifications, and such LONZA Intellectual Property or LONZA Confidential Information shall not be deemed to be Background Intellectual Property of CLIENT.

1.6“Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

1.7“Batch Documentation” means the compilation of documentation generated by LONZA in preparation of and during the performance of manufacturing a Batch pursuant to a Purchase Order, including, without limitation, executed Batch Records, component records, test records and test record forms, certificates of analysis, study protocols, study summary reports, deviation reports, laboratory investigations, records of environment excursions, formulation records, documentation regarding LONZA’s performance of the Process and other related documents.

1.8“Batch Record” means the production record pertaining to a Batch.

1.9“Binding Portion” has the meaning set forth in Section 7.2.

1.10“Biologics License Application” or “BLA” means a biologics license application for the Product, any equivalent successor filing thereto filed with the FDA, and any supplements or amendments to any of the foregoing.

1.11“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in [***] are authorized or required by law to remain closed.

1.12“Campaign” means a series of [***] ordered by CLIENT via Purchase Order for manufacture by LONZA within a Contract Year or such other number of Batches as otherwise agreed by the Parties in writing.

1.13“Cancellation Payment” has the meaning set forth in Section 7.5.

1.14“cGMP” or “GMP” means the applicable regulatory requirements, as amended from time to time, for current good manufacturing practices, including without limitation those promulgated by a Regulatory Authority including by (a) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq., or (b) the European Medicines Agency or under the European Union guide to good manufacturing practice for medicinal products.

1.15“cGMP Batch” means any Batch which is required under a Statement of Work or Purchase Order to be manufactured in accordance with cGMP.

1.16“Change Order” has the meaning set forth in Section 2.2.

1.17“CLIENT Intellectual Property” means all Intellectual Property owned or controlled by CLIENT including CLIENT’s Background Intellectual Property and CLIENT New IP.

1.18“CLIENT Manufacturing Materials” has the meaning set forth in Section 2.3.

1.19 “CLIENT Materials” means the CLIENT Manufacturing Materials and the CLIENT Production Materials.

1.20“CLIENT Materials Reports” has the meaning set forth in Section 2.3.

1.21“CLIENT New IP” has the meaning set forth in Section 11.1.3.

1.22“CLIENT Personnel” has the meaning set forth in Section 5.11.1.

1.23“CLIENT Production Materials” has the meaning set forth in Section 5.3.

1.24“CMO License Royalty” has the meaning set forth in Section 11.3.2.

1.25“Confidential Information” has the meaning set forth in Section 10.1.

1.26“Contract Year” means (i) with respect to the first Contract Year, the period beginning on the Initiation Date and ending on December 31, 2020, and (b) with respect to each subsequent Contract Year, the one (1) year period beginning January 1 of such year and ending twelve (12) months thereafter, except that if the Term ends prior to the end of a Contract Year, the final Contract Year shall end on expiration or termination of the Term.

1.27“Dedicated Suite” means a suite within the Facility that is exclusively reserved for (a) the manufacture and supply of Product to CLIENT and (b) performance of all or certain manufacturing and supply activities by LONZA under this Agreement.

1.28“Disapproval Notice” has the meaning set forth in Section 6.2.1.

1.29“Discretionary Changes” has the meaning set forth in Section 5.9.

1.30“Dispute” has the meaning set forth in Section 16.14.1.

1.31 “Engineering Batch” means a Batch that is intended to demonstrate the successful transfer of the Process to the Facility.

1.32“Europe” means the countries that form the European Economic Area, as of the Effective Date and Switzerland. For the avoidance of doubt, the United Kingdom shall be deemed a member of the European Economic Area.

1.33“Extended Term” has the meaning set forth in Section 14.1.

1.34“Failed Product” has the meaning set forth in Section 6.4.

1.35“FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.36“Forecast” has the meaning set forth in Section 7.2.

1.37“Force Majeure” has the meaning set forth in Section 16.3.

1.38“FTE” means the equivalent of the work of one (1) appropriately qualified individual employee full time for one (1) Contract Year (consisting of a total of [***] per year of dedicated effort), provided that a single individual shall not be deemed more than one FTE.

1.39“Hardship Event” means the occurrence of any of the following:  [***] except in the case (a) or (b) occurs (i) at the express direction of CLIENT or (ii) if such is caused intentionally by the actions or inactions of CLIENT.

1.40“ICC Rules” has the meaning set forth in Section 16.14.1.

1.41“Incorporated Technology” has the meaning set forth in Section 11.3.1.

1.42“Indemnitee” has the meaning set forth in Section 15.3.1.

1.43“Indemnitor” has the meaning set forth in Section 15.3.1.

1.44“Initial Delivery Date” has the meaning set forth in Section 7.1.

1.45“Initial Facility Audit” has the meaning set forth in Section 8.2.

1.46“Initial Order” has the meaning set forth in Section 7.1.

1.47“Initial Term” has the meaning set forth in Section 14.1.

1.48“Initiation Date” means the date of [***].

1.49“Insurance Policy” has the meaning set forth in Section 15.4.

1.50“Intellectual Property” means all worldwide patents, copyrights, trade secrets, know-how and all other intellectual property rights, including all applications and registrations with respect thereto, including any such rights in and to any technology, know-how, materials, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, processes, methods or techniques, whether or not patentable or copyrightable, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.

1.51“IP Dispute” has the meaning set forth in Section 16.14.2.

1.52“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.53“Latent Defect” has the meaning set forth in Section 6.2.2.

1.54“LONZA New IP” has the meaning set forth in Section 11.1.2.

1.55“LONZA Operating Documents” means the SOPs, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by LONZA, such as those pertaining to environmental monitoring within a suite or otherwise in the Facility, for operation and maintenance of the Facility generally and LONZA equipment used in general in the process of producing the Product, excluding any of the foregoing that are or were unique to or specifically developed for the Process and for the manufacture or supply of Product.

1.56“LONZA Parties” has the meaning set forth in Section 15.2.

1.57“Losses” has the meaning set forth in Section 15.1.

1.58“Master Production Record” has the meaning set forth in Section 4.1.

1.59“Materials” has the meaning set forth in Section 5.8.

1.60“Minimum Binding Order” has the meaning set forth in Section 7.6.

1.61“Minimum Supply Period” means, with respect to any Additional Suite, [***] and [***] from the commencement of the manufacture of Product in such Additional Suite, provided that if CLIENT contributed to the costs or expenses of building out such Additional Suite, CLIENT and LONZA shall negotiate in good faith a reduction in the length of the Minimum Supply Period taking into account CLIENT’s relative contribution.

1.62“Mitigation Proceeds” has the meaning set forth in Section 16.16.

1.63“Non-binding Portion” has the meaning set forth in Section 7.2.

1.64“Permitted Recipients” has the meaning set forth in Section 10.4.

1.65“PPI” has the meaning set forth in Section 9.7.

1.66“Prior Manufacturing Services Agreement” means that certain Manufacturing Services Agreement dated as of September 20, 2011 between LONZA and CLIENT, as may be amended.

1.67“Process” has the meaning set forth in Section 4.1.

1.68“Product” means CLIENT’s remestemcel-L product for pediatric Graft versus Host Disease.

1.69“Production Schedule” has the meaning set forth in Section 7.3.

1.70“Product Warranties” has the meaning set forth in Section 6.1.

1.71“Project Documentation” means the compilation of documentation generated by LONZA in preparation of and during the performance of a given SOW and any documentation to be provided to CLIENT pursuant to an SOW.

1.72“Purchase Order” has the meaning set forth in Section 7.4.

1.73“Quality Agreement” has the meaning set forth in Section 5.7.

1.74“Reasonable Commercial Efforts” means, with respect to a Party, all reasonable, objective, diligent and good faith efforts and deployment of resources (including, without limitation, funding), consistent with the exercise of diligent and prudent scientific and business endeavors, acting in good faith, normally used by such Party to conduct similar activities under similar circumstances. As appropriate consistent with the foregoing, Reasonable Commercial Efforts shall require the applicable Party to: (a) promptly assign responsibilities for activities for which it is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (b) set and seek to achieve meaningful objectives for carrying out such activities, and (c) make and implement decisions and allocate the resources reasonably necessary or appropriate to advance progress pursuant to the agreed (such agreement not to be unreasonably withheld, conditioned or delayed) timelines with respect to and complete such objectives.

1.75“Regulatory Approval” means, with respect to any country in the Territory, receipt of all approvals, licenses, registrations or authorizations from applicable Regulatory Authorities necessary to market and sell the Product in a particular jurisdiction in the Territory, as applicable.

1.76“Regulatory Approval Date” means the date CLIENT receives notice from the FDA of Regulatory Approval, [***].

1.77“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or commercialization (including approval of Regulatory Approvals) of any pharmaceutical or medicinal product in the Territory [***], or other jurisdictions as may be agreed to by the Parties.

1.78“Release Time Period” has the meaning set forth in Section 5.4.

1.79“Remaining Client Property” has the meaning set forth in Section 7.11.

1.80“Required Changes” has the meaning set forth in Section 5.9.

1.81“Response” has the meaning set forth in Section 7.2.

1.82“Safety Stock” has the meaning set forth in Section 5.5.

1.83“Senior Executives” has the meaning set forth in Section 3.1.

1.84“Services” means the activities to be performed by LONZA under a Statement of Work, a Purchase Order or the Quality Agreement, including the manufacture of the Product and the provision of testing services, quality control services and storage services.

1.85“Shortage of Supply” has the meaning set forth in Section 5.5.

1.86“SOP” means a standard operating procedure.

1.87“Sourcing Plan” has the meaning set forth in Section 3.1.

1.88“Specifications” means the Product specifications set forth in the certificate of analysis or as modified by the Parties, in writing, in connection with the manufacture of a particular cGMP Batch of Product hereunder, and in any event all applicable requirements set forth in Module 3 of the applicable BLAs approved by the FDA for the production, manufacture and supply of Product or similar requirements set forth in the applicable application for Regulatory Approval for the Product submitted to the corresponding Regulatory Authority in any jurisdiction in the Territory.

1.89 [***]

1.90“Statement of Work” or “SOW” means a plan to perform pre-manufacturing activities, to further develop the Process, or to perform other Services, in each case, which is agreed upon by the Parties and attached hereto as an Appendix. It is contemplated that each separate project shall have its own Statement of Work.  As each subsequent Statement of Work is agreed to and signed by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-1, A-2, A-3, etc. For clarity, the Parties anticipate that orders of cGMP Batches will be made pursuant to Purchase Orders and not pursuant to SOWs.

1.91“Taxes” has the meaning set forth in Section 9.4.

1.92“Technology Transfer” has the meaning set forth in Section 4.2.

1.93“Term” has the meaning set forth in Section 14.1.

1.94“Territory” means [***].

1.95“Third Party” means any person or entity other than LONZA, CLIENT or their respective Affiliates.

1.96“Third Party Manufacturer” has the meaning set forth in Section 4.1.

1.97“True-Up Payment” has the meaning set forth in Section 7.6.

1.98“Warranty Dispute” has the meaning set forth in Section 6.3.

2.	Statements of Work; Process Improvements or Further Development

2.1Statement of Work.  As requested by CLIENT, the Parties will collaborate to develop one or more Statements of Work, describing activities to be performed by LONZA or to be subcontracted by LONZA to Third Parties.  Once agreed to in writing by the Parties, such Statement of Work shall be executed and signed by an authorized representative of each Party. Upon execution by both Parties, such Statement of Work is hereby incorporated herein by reference and made a part of this Agreement. Each Statement of Work shall provide for a work plan and an agreed estimated budget for such activities including scope of work to be performed, estimated timelines and deliverables.  In the event of a conflict between the terms and conditions set forth in the body of this Agreement and any Statement of Work, the terms and conditions set forth in the body of this Agreement shall control unless such Statement of Work expressly states an intent to supersede this Agreement in a specific manner.  Without limitation, it is anticipated that if the following activities are to occur, such activities will be subject to an SOW: (a) any CLIENT requests for LONZA to install, qualify and validate any equipment (including any labeler) specific for the performance of LONZA’s manufacturing and supply obligations hereunder, and (b) any training runs, engineering runs, process validation runs, and comparability runs.

2.2Modification of Statement of Work.  Should CLIENT want to change a Statement of Work or to include additional services to be provided by LONZA, CLIENT may propose to LONZA an amendment to the Statement of Work with the desired changes or additional services (“Change Order”). LONZA will use Reasonable Commercial Efforts to accept such Change Orders.  If LONZA determines that it has the resources and capabilities to accommodate such Change Order, LONZA will prepare a modified version of the Statement of Work reflecting such Change Order (including, without limitation, any changes to the estimated timing, estimated charges or scope of a project) and will submit such modified version of the Statement of Work to CLIENT for review and comment. The modified Statement of Work shall be binding on the Parties only if it refers to this Agreement, states that it is to be made a part thereof, and is signed by both Parties, thereafter such modified version of the Statement of Work will be deemed to have replaced or amended the prior version of the Statement of Work.  Notwithstanding the foregoing, if a modified version of the Statement of Work is not executed by both Parties, the existing Statement of Work shall remain in effect.

2.3Materials for Performance of SOW. To the extent set forth in an SOW, within the time period specified in such SOW, each Party will procure the materials listed in the Statement of Work for which such Party is responsible. CLIENT will provide LONZA with (a) the materials listed in the SOW which CLIENT is responsible for delivering to LONZA and any handling instructions, protocols, SOPs (to the extent not already provided) and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for the performance of the Statement of Work, and for the preparation of the Project Documentation in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information (collectively, the “CLIENT Manufacturing Materials”) as specified in such SOW or Production Documentation.  If CLIENT does not provide the CLIENT Manufacturing Materials within the time period specified in the applicable SOW, the CLIENT shall be responsible for the reasonable costs incurred by LONZA arising from such failure, and LONZA shall be relieved of its obligations to perform pursuant to the applicable SOW until such time as such delay by CLIENT is remedied.  All CLIENT Manufacturing Materials shall remain the property of CLIENT, and the transfer of physical possession of any such CLIENT Manufacturing Materials to, and the physical possession of CLIENT Manufacturing Materials by, LONZA or its Affiliates or Third Party contractors shall not be (nor shall be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such CLIENT Manufacturing Materials therein to LONZA, its Affiliates, or Third Party contractors. Except as expressly granted herein, no licenses or rights in CLIENT Manufacturing Materials or any Intellectual Property therein shall be deemed granted by CLIENT to LONZA, its Affiliates or its Third Party contractors by implication, estoppel, or otherwise. All CLIENT Manufacturing Materials shall be used and maintained at the Facility or other site at which the applicable activities under a Statement of Work are performed. LONZA, its Affiliates and Third Party contractors shall only use the CLIENT Manufacturing Materials in compliance with all national, state, and local laws and regulations and solely for the purposes set forth in the SOW, and shall keep a record of CLIENT Manufacturing Materials received and used, discarded or otherwise consumed under and during the course of the applicable SOW (the “CLIENT Materials Record”). The CLIENT Materials Record and all CLIENT Manufacturing Materials shall be deemed Confidential Information of CLIENT.

2.4Performance by LONZA.  Subject to the provision by CLIENT of the CLIENT Manufacturing Materials pursuant to Section 2.3, LONZA will use Reasonable Commercial Efforts to perform, directly or, subject to the terms of the Statement of Work or written approval by CLIENT (such approval not to be unreasonably withheld), through a Third Party contractor, the work described in a Statement of Work in a professional and workmanlike manner in accordance with the terms of this Agreement and the applicable SOW.  LONZA will use Reasonable Commercial Efforts to promptly notify CLIENT of any material delays that arise during the performance of the Statement of Work. Unless otherwise expressly provided in a Statement of Work, LONZA may not have any Services under a Statement of Work performed by any Third Party contractor unless LONZA obtains the prior written consent of CLIENT, which shall not be unreasonably withheld or delayed. LONZA will cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement and the applicable Statement of Work in connection with such performance (including compliance with the applicable terms regarding Intellectual Property and confidentiality, and restrictions on the use and transfer of CLIENT Materials), and LONZA shall remain responsible to CLIENT hereunder for all activities of its Affiliates and Third Party contractors to the same extent as if such activities had been undertaken by LONZA itself; provided that if the Parties agree that LONZA will engage an external analytical laboratory to perform analytical laboratory services not offered by LONZA, then LONZA shall not be responsible for the performance of the services performed by such external analytical laboratories and such external analytical laboratories shall not be regarded as subcontractors of LONZA.  However in such circumstances, at CLIENT’s request, LONZA will (a) lead appropriate fact finding (including conducting any audit) necessary to identify the root cause which led to the fact finding forum being constituted and (b) use Reasonable Commercial Efforts to enforce any of its rights/the laboratory’s obligations for and on behalf of CLIENT and otherwise reasonably cooperate with CLIENT to ensure the performance of such analytical laboratory’s obligations in accordance therewith.

2.5Documentation and Reports. LONZA will prepare the Project Documentation, as agreed to by the Parties, in accordance with the Statement of Work and Applicable Laws.  CLIENT will promptly inform LONZA of any specific requirements CLIENT may have relating to the Project Documentation, including, without limitation, any information or procedures CLIENT wishes to have incorporated therein.

2.6Affiliates.  An Affiliate of LONZA may execute a Statement of Work with CLIENT pursuant to this Agreement and submit invoices to CLIENT under such Statement of Work. In such circumstances, all references in this Agreement to LONZA shall be deemed to be to the applicable Affiliate of LONZA with respect to that particular Statement of Work, provided that if both LONZA and an Affiliate of LONZA execute a Statement of Work with CLIENT, all references in this Agreement to LONZA shall be deemed to be to LONZA and to the applicable Affiliate of LONZA with respect to that particular Statement of Work. The Affiliate shall be entitled to enforce this Agreement in its own name as to CLIENT and acknowledge in writing that CLIENT shall be entitled to enforce this Agreement as to such Affiliate, in each case, with respect to such Statement of Work, or as applicable, the relevant portions of such Statement of Work.  In such case, the Affiliate shall be solely liable to CLIENT for any obligations and liabilities undertaken by such Affiliate pursuant to such Statement of Work and subject to the terms of this Agreement; provided that LONZA will actively work with its Affiliate and CLIENT to help resolve any dispute or issues resulting from LONZA’s Affiliate’s activities under such Statement of Work, after an initial claim has been made against such Affiliate of LONZA.

3.	Project Management

3.1Joint Steering Committee. Promptly after execution of this Agreement, the Parties shall establish a steering committee to oversee, review and coordinate the activities of the Parties under this Agreement (the “Joint Steering Committee” or “JSC”). Each Party shall name a mutually agreed upon equal number of representatives for the Joint Steering Committee, each of whom shall be a knowledgeable specialist in an appropriate discipline, provided that the Joint Steering Committee shall, at a minimum, consist of the head of operations of the Facility, the relevant divisional heads for each Party and a commercial representative.  The Joint Steering Committee shall meet at least once per calendar quarter during the Term, or as otherwise mutually agreed by the Parties. The Joint Steering Committee shall [***]  Each Party shall keep the other Party fully informed on a regular basis through the JSC of the activities for which it is responsible under this Agreement, including each Statement of Work. Decisions of the Joint Steering Committee shall be made by unanimity, with each Party having one vote. In the event that the Joint Steering Committee does not reach unanimity with respect to a particular matter, and the Joint Steering Committee is unable to resolve the dispute after endeavoring for [***] to do so, then (i) either Party may, upon written notice, refer such matter to the President of such Party’s respective business unit (or their designee having authority to resolve the dispute) (“Senior Executives”), for attempted resolution by good faith negotiations within [***] after such written notice, and (ii) if the Senior Executives do not reach resolution on such a matter within [***] after such notice, then CLIENT shall [***]. If LONZA is unable to comply with any such decision due to good faith compliance concerns, technical or feasibility issues at the Facility, then LONZA shall notify CLIENT and either Party may refer such matter to arbitration pursuant to Section 16.14, and other matters that are not mutually agreed shall be referred to arbitration pursuant to Section 16.14.

3.2Persons in the Plant. CLIENT shall be permitted to have, at no additional cost, for the Campaign ordered pursuant to Section 7.1, [***] employees at the Facility where activities are performed hereunder, and for all other runs during Campaigns for which the JSC has determined that observation is appropriate, [***] or more employee(s) at the Facility where activities are performed hereunder. Without limiting the foregoing, CLIENT shall at all times be permitted to observe within the suite(s) where the conduct of a Campaign for Product is ongoing via closed circuit television (with applicable angles) for the purpose of observing (including circumstances when CLIENT shall be permitted in the suite), reporting on, and consulting as to the performance under this Agreement, subject to the provisions of Section 5.11, and provided, further that such employees shall be subject to and agree to abide by confidentiality obligations to Third Parties and customary practices and operating procedures regarding persons in plant set forth in the LONZA Operating Documents.

3.3Project Manager. With respect to each Statement of Work, each Party will appoint a project manager who will be responsible for overseeing day-to-day activities under such Statement of Work and be the principal point of contact between the Parties.

4.	Technology Transfer

4.1Initial Transfer. It is acknowledged and agreed that the process for manufacturing and supplying the Product (“Process”), including documentation containing a detailed description of the Process and instructions to be followed by LONZA in the production of the Product (“Master Production Record”), was developed by or on behalf of CLIENT and has been transferred to LONZA prior to the Effective Date. For the avoidance of doubt, the Process and the Master Production Record are solely and exclusively owned by CLIENT.

4.2Transfer to Third Party Manufacturer. Subject to the applicable purchase requirements set forth herein, including without limitation Sections 7.6, 7.7, 7.8, and 7.9, if CLIENT elects to use one or more alternative sources for manufacture and supply of the Product (each a “Third Party Manufacturer”), then subject to the CMO License Royalty set forth below (if any), LONZA shall transfer all methods and technology  used in the manufacture or supply of the Product or that are reasonably necessary to facilitate performance of the Process or manufacture or supply of Product by a Third Party Manufacturer (including all CLIENT Materials, Project Documentation,  and Master Production Records but excluding any LONZA Operating Documents, LONZA Intellectual Property or LONZA Confidential Information) to such Third Party Manufacturer in accordance with a mutually agreed plan (“Technology Transfer”). For clarity, LONZA’s consent is not required for such Technology Transfer. In addition, at CLIENT’s request, to the extent LONZA  has exclusive purchase rights with respect to any Materials, LONZA agrees to waive such right for the benefit of CLIENT and otherwise reasonably cooperate with CLIENT in connection with the acquisition of any Materials that are not generally available for purchase from Third Parties on commercially reasonable terms and conditions. In the event that LONZA has materially breached this Agreement and such material breach is not cured within the time periods set forth in Section 14.2, such Technology Transfer shall be at LONZA’s cost and expense as set forth in Section 14.6.2.

4.3Incorporated Technologies. As of the Effective Date, CLIENT and LONZA acknowledge and agree that no material LONZA Background IP or Incorporated Technologies are used in the manufacture or supply of the Product or are reasonably necessary to facilitate performance of the Process or manufacture or supply of Product.

5.	Manufacture Of Product; Order Process; Deliveries

5.1Engineering Batches.  LONZA shall manufacture Engineering Batches in accordance with the Statement of Work or as requested by CLIENT, and agreed to by LONZA.  Any Engineering Batch that meets the criteria set forth in the applicable Statement of Work, shall be deemed to be a successful Engineering Batch for purposes of Section 5.2.  CLIENT shall have the right to make whatever further use of Engineering Batches that are not cGMP Batches as it shall determine in its sole discretion, provided that CLIENT pays for such Batches, such use is not for human use and does not violate any Applicable Laws.  LONZA makes no warranty that Engineering Batches will meet cGMP or the Specifications.  If LONZA determines that an Engineering Batch does meet cGMP and the Specifications, it will release such Engineering Batch as a cGMP Batch. Unless an SOW specifically provides otherwise, Engineering Batches manufactured in accordance with this Section 5.1 shall be part of the Campaign during which they are manufactured and CLIENT shall pay LONZA for such Engineering Batches in accordance with Section 9.2 (regardless of whether such Engineering Batch meets cGMP or the Specifications).

5.2cGMP Supply. LONZA will, in accordance with the terms of this Agreement and the Quality Agreement, manufacture at the Facility and release to CLIENT, cGMP Batches that comply with the Process, cGMP and the Specifications, together with a certificate of analysis; provided, however, that cGMP manufacture shall not commence unless at least [***]Engineering Batches have been manufactured in compliance with cGMP and Specifications, unless otherwise agreed to by CLIENT.  Prior to commencement of cGMP manufacturing, LONZA shall review the process assumptions.  In the event that there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of Engineering Batches, the Parties shall meet to discuss in good faith if a revision to the Batch price to reflect such difference is appropriate, whether a decrease or increase.

5.3CLIENT Deliverables.  Within the time period set forth in Exhibit 5.3, for each Batch ordered by CLIENT pursuant to a Purchase Order  and accepted by LONZA, CLIENT will provide LONZA with the materials required to be supplied by CLIENT for the manufacture of such Batch, as set forth in Exhibit 5.3 and any handling instructions, protocols, SOPs and other documentation (collectively, the “CLIENT Production Materials”) necessary to maintain the properties of such materials for the performance of manufacturing of such Batch. LONZA will not be responsible for any delays in manufacturing or supplying Product to the extent due to CLIENT’s failure to deliver the CLIENT Production Materials within the applicable time period set forth in Exhibit 5.3. In addition, CLIENT shall pay LONZA [***] for the period of such delay that is attributable to CLIENT’s failure. All CLIENT Production Materials shall remain the property of CLIENT, and the transfer of physical possession of any such CLIENT Production Materials to, and the physical possession of CLIENT Production Materials by, LONZA or its Affiliates or Third Party contractors shall not be (nor shall be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such CLIENT Production Materials therein to LONZA, its Affiliates, or Third Party contractors; provided, however, that for any CLIENT Production Materials which have been designated for use in the manufacture of Product in an upcoming Campaign, such CLIENT Production Material shall not be requested to be returned to CLIENT. All CLIENT Production Materials shall be used and maintained at the Facility or other site at which the applicable activities under this Agreement are performed. LONZA, its Affiliates and Third Party contractors shall only use the CLIENT Production Materials in compliance with all Applicable Laws and solely for the purposes set forth in this Agreement, and shall keep a record of CLIENT Production Materials received and used, discarded or otherwise consumed under and during the course of manufacture and supply under this Agreement.

5.4Manufacture and Supply by LONZA.  LONZA will use Reasonable Commercial Efforts to manufacture and supply the Product and release to CLIENT the quantities of Product ordered by CLIENT pursuant to Purchase Orders, all in accordance with the terms and conditions of this Agreement, including the Process, Specifications (other than for Engineering Batches), Master Production Record, Quality Agreement, Production Schedule and Applicable Laws. Without limiting the foregoing, fill/finish of Product will be performed in a separate fill/finish suite and media formulation will be performed in a separate media fill room as needed for the Process. Subject to each Party complying with its prerequisite obligations under this Agreement, LONZA will release the Product as set forth in the applicable Purchase Order no more than [***] before or [***] after the release dates set forth in the applicable Purchase Order (“Release Time Period”).

5.5Supply Protection. LONZA shall maintain a rotating inventory of the Materials and CLIENT shall maintain a rotating inventory of the required CLIENT Production Materials in the quantities set forth in Exhibit 5.5 (“Safety Stock”) in each case consistent with the Sourcing Plan, and each Party will provide an inventory report to the other promptly on request. LONZA shall use Materials and CLIENT Production Materials on a “first-in, first-out” (FIFO) basis, including such Materials and CLIENT Production Materials in Safety Stock inventories. If LONZA anticipates that it will not be able to manufacture or supply any Product ordered by CLIENT in accordance with any Purchase Order accepted by LONZA in the quantities and by the estimated release dates set forth therein (“Shortage of Supply”), LONZA shall promptly (and in any event within [***]) notify CLIENT in writing of the same, and shall include in such notice its best estimate of the duration of the delay. LONZA shall use Reasonable Commercial Efforts to remedy any Shortage of Supply and resume manufacturing and supplying Product to CLIENT in accordance with the terms and conditions of this Agreement as soon as reasonably possible. Without limiting the foregoing, (a) if a Shortage of Supply is due to CLIENT’s failure to provide the CLIENT Production Materials, LONZA’s obligations in accordance with Purchase Orders accepted by LONZA shall be suspended during such Shortage of Supply and CLIENT shall pay [***] and CLIENT’s obligations to purchase Product from LONZA, including the obligations set forth in Sections 7.6, 7.7, 7.8, and 7.9 shall continue, (b) if a Shortage of Supply is due to LONZA’s negligence or willful misconduct (including LONZA’s failure to order or appropriately maintain and store Materials) then [***] shall be payable, and (c) for all other Shortages of Supply, CLIENT shall pay [***], in each case (b) and (c), (i) LONZA shall use Reasonable Commercial Efforts to remedy such Shortage of Supply and resume manufacturing and supplying Product (at its own cost in the case of (b) only) as soon as possible, including enforcing its rights under agreements with Third Party vendors, (ii) CLIENT’s obligations to purchase Product from LONZA, including the obligations set forth in Sections 7.6, 7.7, 7.8, and 7.9 shall be suspended for the duration of such Shortage of Supply, and (iii) CLIENT shall pay [***] for the shorter of [***].  For the avoidance of doubt, except as explicitly set forth herein, nothing in this Section 5.5 shall relieve LONZA of any of its obligations under this Agreement, including any obligation to manufacture and supply Product in accordance with any Purchase Order accepted by LONZA.

5.6Packaging and Shipping.  LONZA will package and label the Product for shipment in containers in accordance with the Process, Specifications, Master Production Record, Quality Agreement and Applicable Laws in effect at the time of performance by LONZA. Each such container will be individually labeled with description of its contents, including any Product name, Batch number, quantity, and date of manufacture, and any other information reasonably required in order to trace the history of each Batch.  LONZA will ship the Product [***] (Incoterms

2010) from the Facility. Notwithstanding that Products are shipped [***] (Incoterms 2010), LONZA agrees, at CLIENT’s expense, to provide reasonable support in obtaining export licenses and other official authorizations, and to reasonably support customs formalities, necessary for the export of Product, and to reasonably cooperate as CLIENT or its designee may request, at CLIENT or its designee’s expense, to support obtaining import licenses and other official authorizations, and to support carrying out customs formalities necessary for the import of Product and for their transport through any country to the applicable destination. CLIENT will provide to LONZA its account number with the selected carrier and will pay for all shipping costs in connection with each shipment of Product.  Each shipment will be accompanied by the documentation listed in Exhibit 5.6, including without limitation, a certificate of analysis describing all current requirements of the Specifications and results of tests performed certifying that the Batch supplied has been manufactured, controlled and released according to the Specifications (other than for Engineering Batches) and Applicable Law. LONZA will promptly notify CLIENT if LONZA reasonably believes that it will be unable to meet an estimated delivery date.

5.7Quality Agreement. Within [***] of the Effective Date, or such later date as agreed to by the Parties which shall be no later than [***] after the Effective Date, the Parties shall enter into a separate quality agreement, mutually agreeable to the Parties, containing terms and conditions standard and customary in the pharmaceutical industry, setting forth the Parties respective responsibilities for quality control and quality assurance with respect to Product (the “Quality Agreement”).  The Quality Agreement is not intended and should not be construed to limit any of the rights and obligations of the Parties set forth in this Agreement. If there is any conflict or inconsistency between the terms of the Quality Agreement and the terms of this Agreement, the terms set forth in this Agreement shall control except with respect to quality matters for which the Quality Agreement shall control.

5.8Procurement of Materials. LONZA shall be responsible for the procurement of all raw materials and supplies (other than CLIENT Production Materials) necessary for the conduct of the Process or otherwise the manufacture and supply of Product (“Materials”) in accordance with requested estimated dates set forth in the Purchase Orders. In the event of a delay in receiving Materials that may result in a delay in manufacturing or supplying Product, LONZA shall provide prompt (and in any event within [***]) notice to CLIENT and any Shortage of Supply shall be addressed as set forth in Section 5.5.  Materials shall be obtained from Third Parties in accordance with the Sourcing Plan. To the extent consistent with the Sourcing Plan, LONZA may procure such Materials under its existing arrangements (including pricing) with its Affiliates and its existing Third Party suppliers for such Materials as of the Effective Date, and LONZA may procure such Materials from its Affiliates or Third Party suppliers upon prior written consent from CLIENT, which consent shall not be unreasonably withheld or delayed. LONZA will use Reasonable Commercial Efforts to secure discounts from such Third Party suppliers based on the amount of raw materials required to satisfy Forecasts and shall pass through the benefit of all such discounts to CLIENT. If LONZA’s negligence or willful misconduct results in the wastage of any Materials or CLIENT Production Materials, LONZA will reimburse CLIENT for the costs and expenses of such Materials or CLIENT Production Materials in excess of [***] per event resulting in such wastage of any Materials or CLIENT Production Materials.  All Materials shall comply with the specifications applicable thereto as mutually agreed upon by the Parties and as set forth in current Batch Records or other appropriate documentation (provided that such specifications may only be amended upon CLIENT’s prior written approval). LONZA shall comply with the

Quality Agreement and all Applicable Laws pertaining to the procurement of Materials, including any testing or documentation required. Upon CLIENT’s request, LONZA shall use Reasonable Commercial Efforts to request any supplier of Materials to execute a reasonable confidentiality agreement with LONZA and CLIENT, no less stringent in scope than the confidentiality obligations set forth herein, and for a reasonable and customary time period (which in no event shall be less than [***] from the disclosure of any Confidential Information to such supplier).

5.9Changes to Process or Specifications. LONZA shall not make any changes to the Specifications or the Process related to the Product (including any Materials, formulations, processes, process specific equipment, tests or any other item used in the manufacture and supply of Product which are expressly listed and set forth in CLIENT’s filing or submissions to Regulatory Authorities) without the prior written consent of CLIENT; provided, however, (a) for any changes that will not impact CLIENT’s filings or submissions to Regulatory Authorities, LONZA shall have the right to make such changes without CLIENT’s prior written consent provided that LONZA provides written notice to CLIENT, and (b) if such change (including any change to facilities related to the Product) will impact CLIENT’s filings or submissions to Regulatory Authorities, then, LONZA shall provide prior written notice to CLIENT sufficiently in advance of such change to avoid unreasonable delay of the manufacture or supply of Product, and the Parties shall work together through the JSC (as provided in Section 3.1) to resolve such issue. If any delay to the manufacture or supply of Product is caused by any change described in the foregoing subsection (b), CLIENT shall not be required to pay any [***] and CLIENT’s obligations to purchase Product from LONZA, including the obligations set forth [***]. LONZA shall promptly initiate action to implement changes to the Specifications or the Process related to Product as are required by CLIENT’s written request to address any concerns of any applicable Regulatory Authority (“Required Changes”). Either Party may propose certain changes to the Specifications or the Process related to Product, which it reasonably believes will improve the manufacturing process or lower costs related to Product (“Discretionary Changes”). Each Party shall promptly notify the other Party regarding any such potential changes that it identifies pursuant to this Section 5.9. The Parties shall discuss through the JSC (as provided in Section 3.1) which Discretionary Changes, if any, should be further developed or implemented. Notwithstanding the foregoing, LONZA shall not be liable for any delays or costs arising from or related to (i) the time CLIENT takes to provide its written approval of Required Changes, or (ii) if CLIENT does not approve the Required Changes. Any costs associated with this Section 5.9 shall be set forth in the applicable SOW.

5.10Records.  LONZA will maintain accurate and complete records and samples relating to the manufacture and supply of the Product and conduct of the Process, as necessary to evidence compliance with this Agreement, the Quality Agreement and Applicable Law, including without limitation, the Master Production Record, all Batch Records, LONZA Operating Documents, certificates of analysis, quality control and laboratory testing and other data required by Applicable Laws. LONZA Operating Documents will remain LONZA Confidential Information.

5.11CLIENT Access.

5.11.1CLIENT’s employees and agents (including its independent contractors) (collectively, “CLIENT Personnel”) may observe the production of the Product as specified in Section 3.2 hereof. CLIENT Personnel working at the Facility will agree to and are required to comply with LONZA’s Operating Documents and any other applicable LONZA facility and safety policies.

5.11.2CLIENT Personnel working at the Facility will be and remain employees of CLIENT, and CLIENT will be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits).  CLIENT covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and state laws with respect to all CLIENT Personnel working at the Facility.

5.11.3CLIENT will pay for the actual cost of repairing or replacing to its previous status (to the extent that LONZA determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LONZA damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

5.11.4CLIENT Personnel visiting or having access to the Facility will abide by LONZA standard policies, operating procedures and the security procedures established by LONZA and provided to CLIENT which are in effect as of such visitation or access. CLIENT will be liable for any breaches of security by CLIENT Personnel.  In addition, CLIENT will reimburse LONZA for the cost of any lost security cards issued to CLIENT Personnel, at the rate of [***]. Upon LONZA’s request, CLIENT Personnel will sign a confidentiality agreement in the form to be mutually agreed by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed by either Party.

5.11.5CLIENT will indemnify and hold harmless LONZA from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by CLIENT Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LONZA personnel, in each case pursuant to the procedure set forth in Section 15.3.

5.11.6Disclaimers.  CLIENT acknowledges and agrees that LONZA Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement or any Statement of Work.  CLIENT acknowledges and agrees that LONZA Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

6.	Product Warranties; Acceptance And Rejection Of Product

6.1Product Warranties.  LONZA warrants that any Product manufactured by LONZA pursuant to this Agreement, at the time of release by LONZA pursuant to Section 5.4: (a) conforms to the Specifications (except with respect to Engineering Batches); (b) was manufactured in accordance with the Master Production Record; (c) was manufactured in accordance with cGMP (except with respect to Engineering Batches), the applicable terms and conditions of this Agreement (including the applicable Statement of Work and Quality Agreement), and all Applicable Laws ((a), (b) and (c), collectively, the “Product Warranties”).

6.2Approval of Completed Product.

6.2.1Prior to each release by LONZA of Product to be supplied hereunder, LONZA will perform appropriate quality control procedures and inspections (including any such procedures and inspections specified in the Specifications therefor) to verify that such Product to be released conforms to the Product Warranties.  When Product ordered by CLIENT is ready for release, LONZA will notify CLIENT and supply CLIENT with the required documentation set forth in Exhibit 6.2, including a copy of the executed Batch Records and a certificate of analysis, in the form specified in the applicable Specifications, describing all current requirements of such Specifications and results of tests performed certifying that such Product to be released has been manufactured, controlled and released according to the Specifications (other than for Engineering Batches), Master Production Record, cGMP, and all Applicable Laws.  Within [***] after CLIENT’s receipt of such documentation (the “Acceptance Period”), CLIENT shall determine by review of such documentation whether or not such Product meets the Product Warranties in order to approve release of such Product.  If CLIENT asserts that Product does not comply with the Product Warranties set forth in Section 6.1 above, CLIENT will deliver to LONZA, in accordance with the notice provisions set forth in Section 16.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product release, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties.  If a Disapproval Notice is received by LONZA during the Acceptance Period, then such Product shall not be released and LONZA and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of such Product and the Disapproval Notice.  If a Disapproval Notice is not received during the Acceptance Period, such Product will be deemed released, accepted and ready for shipment to CLIENT, or storage for CLIENT, as applicable. Title and risk of loss to such Product shall pass to CLIENT at the time of Product release by LONZA.  Nothing herein shall limit CLIENT’s rights and remedies under the rest of this Agreement.

6.2.2LONZA shall store Product accepted in accordance with Section 6.2.1 at CLIENT’s request for up to [***] following such acceptance at no cost to CLIENT. Maximum storage duration shall not exceed [***] following LONZA’s release of the Product, and LONZA shall have no responsibility or liability for storing Product after [***] after release of the Product unless otherwise agreed by the Parties in writing. Product accepted in accordance with Section 6.2.1 shall be delivered to CLIENT or its designee in accordance with Section 5.6 above.  CLIENT may reject all or part of the shipment within[***] of delivery by providing a Disapproval Notice as provided in Section 6.2.1. The shipment of Product shall be deemed accepted if CLIENT fails to reject the Product within such [***] period. Notwithstanding anything to the contrary, CLIENT shall have the further right to reject quantities of Product accepted pursuant to Section 6.2.1 or this Section 6.2.2 if it reasonably determines that all or part of the shipment fails to comply with the Product Warranties, provided such non-conformance could not have reasonably been determined by a visual inspection and is not due to shipping or storage of the Product by CLIENT or its designee after delivery by LONZA (a “Latent Defect”) and CLIENT provides a Disapproval Notice related thereto. Any Disapproval Notice for a Latent Defect shall be provided within [***] of the discovery of any such Latent Defect, but in no event later than [***] after delivery of the applicable Product to CLIENT.

6.3Dispute Resolution.  LONZA and CLIENT will attempt to resolve in good faith any dispute regarding the conformity of Product with the Product Warranties (a “Warranty Dispute”). If any Warranty Dispute cannot be settled within [***] of the submission by each Party of related paperwork and records to the other Party, then CLIENT will submit a sample of the disputed Product if required by an independent GMP expert of recognized repute which is selected by CLIENT and approved by LONZA (such approval not to be unreasonably withheld, conditioned or delayed) for determination of the appropriate interpretation of analyses and results in the applicable paperwork and records pertinent to such Product, under quality assurance approved procedures, of the conformity of such Product with the Product Warranties, provided that if the Product has already been delivered to CLIENT or its designee, such independent expert shall determine the conformity of such Product with the Product Warranties at the time of release by LONZA to CLIENT or its designee. [***]

6.4Remedies for Failed or Non-Conforming Product. In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 6.3, that a Batch materially fails to conform to the Product Warranties, or Product or CLIENT Materials are destroyed or damaged by LONZA Personnel other than a result of a Force Majeure or as a direct result of instructions from CLIENT, due to the failure of LONZA personnel properly to execute and comply with the Process, Master Production Record, Quality Agreement, and Applicable Laws, (the “Failed Product”), then, at CLIENT’s request, LONZA will, as soon as it is commercially practicable to do so (taking into account LONZA’s capacity to manufacture and supply Product, including, without limitation, whether a Dedicated Suite is being utilized to manufacture the Product) produce for CLIENT sufficient quantities of Product to replace the non-conforming, damaged or destroyed portion of such Batch, in accordance with the provisions of this Agreement, at no additional cost to CLIENT subject to the payment obligations in Section 9.2.  For the avoidance of doubt, particulates in the Product discovered during visual inspection will not be deemed to be Failed Product solely on that basis. Subject to Sections 8.6 and 15.1, CLIENT acknowledges and agrees that its sole remedy with respect to (i) the failure of Product to conform with any of the Product Warranties and (ii) damaged or destroyed CLIENT Materials and/or Product, is as set forth in this Section 6.4, and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing claims. Beginning after the delivery of the Initial Order, if LONZA fails to release (a) more than [***] of any Campaign within the Release Time Period [***] for the Batches in such Campaign due to failure of LONZA personnel properly to execute and comply with the Process, Master Production Record, Quality Agreement, and Applicable Laws, then the fees charged in accordance with Section 9.2 for such Campaign shall be reduced by [***].  The Parties agree that the JSC shall determine in subsequent Calendar Years whether there should be any changes to the failure to release rate of the Campaigns in such Calendar Years.  Without limiting the foregoing, in the event that LONZA fails to release at least

[***] during any [***] from a Dedicated Suite due to failure of LONZA personnel properly to execute and comply with the Process, Master Production Record, Quality Agreement, and Applicable Laws, the applicable suite fee for such Dedicated Suite shall be prorated by the fraction [***], where A is equal to the number of Batches actually released from such Dedicated Suite during such [***]. Other than the remedy for Failed Product, the rights set forth in this Section are in addition to any other rights set forth in this Agreement, including CLIENT’s rights under Section 14.2.

7.	Forecasts; Purchase Requirements

7.1Initial Order.  Concurrent with execution of this Agreement, CLIENT agrees to issue a Purchase Order for a Campaign of [***] Batches with an estimated release date on the Initial Delivery Date (the “Initial Order”). The “Initial Delivery Date” means the date that is [***] after the Initiation Date.  If the Initiation Date is after [***] for any other reason other than LONZA’s failure to have the suite ready (including material compliance with all applicable provisions of 21 CFR Part 211) to commence manufacturing, then LONZA shall charge CLIENT [***].

7.2Forecasts. Beginning no later than [***], CLIENT shall supply LONZA quarterly with a written rolling forecast showing CLIENT’s good faith estimated quarterly requirements for Batches for the following [***] period designated as one or more Campaigns (the “Forecast”).  For (i) manufacturing of Product in any suite, other than a Dedicated Suite, the amounts set forth in the [***] of each Forecast will be binding on CLIENT (subject to LONZA’s Response notifying CLIENT that it will supply the quantities described therein); (ii) manufacturing of Product in a Dedicated Suite, the amounts set forth in the [***] of each Forecast will be binding on both Parties (such [***] of the Forecast, the “Binding Portion”).  For manufacturing of Product in any suite, other than a Dedicated Suite, LONZA shall provide a response to the Forecast within [***] of receipt thereof specifying the number of Batches LONZA can manufacture during the Binding Portion (the “Response”), and CLIENT shall respond to LONZA’s Response within [***] stating whether or not it wishes to accept the content of LONZA’s Response. If CLIENT accepts LONZA’s Response within such period, then LONZA’s Response shall represent a binding commitment on both Parties with respect to the Binding Portion.  For clarity, (a) for manufacturing of Product in a Dedicated Suite, no Response is required for the Binding Portion to represent a binding commitment on both Parties and (b) LONZA’s Response for manufacturing of Product in any suite, other than a Dedicated Suite, shall accept the quantity of Batches set forth in the Binding Portion up to [***] provided that (I) such Batches have been forecasted in prior Non-binding Portions and (II) LONZA had not previously notified CLIENT that it would not be able to manufacture such Batches.  The portion of each Forecast beyond the Binding Portion (i.e. the portions covering [***]) (the “Non-binding Portion”) shall be provided in good faith based on CLIENT’s then-available information, but shall be non-binding and is provided solely for planning purposes. Upon LONZA’s receipt of the Forecast, LONZA shall in good faith review the Non-binding Portion, and will determine, based on then currently available information regarding capacity, whether there may be an inability to meet any Batches within the Non-binding Portion, and will notify CLIENT as soon as practicable.  LONZA shall have no liability to CLIENT for any notice related to Product to be ordered that is part of the Non-Binding Portion.  If upon receiving a Forecast, LONZA believes that it and its Affiliates may not have sufficient capacity in the Facility to manufacture and supply Product to meet the Non-Binding Portion, LONZA agrees to notify CLIENT within [***] so that the Parties can confer and discuss projections for available capacity, potential need for Additional Suites, potential for adjustments in the timing of CLIENT’s projected orders and the like to facilitate fulfillment of all of CLIENT’s orders as they arise.

7.3Production Schedule. Without limiting LONZA’s obligation to fulfill Purchase Orders in accordance with the Binding Portion, LONZA shall determine and include in the Response the estimated schedule for production and release of Product (the “Production Schedule”) including the estimated commencement date and time period during which Batches will be manufactured and released for each Campaign in its sole discretion. LONZA shall supply CLIENT with a [***] rolling quarterly Production Schedule corresponding to the Forecast within [***] of receipt of the Forecast from CLIENT.  LONZA shall have the right to revise the Production Schedule, provided that such revisions do not advance or delay the commencement date for any Batch by more than [***] from the date set forth in the first Production Schedule provided by LONZA for such Batch unless otherwise agreed in writing by the Parties.

7.4Binding Purchase Orders; Acceptance. CLIENT’s orders for Product shall be made pursuant to written purchase orders no later than [***] after receipt of the Response (including the Production Schedule), in the form attached hereto as Exhibit 7.4 (each a “Purchase Order”), specifying the quantity of Product ordered, in Campaigns of [***], and the estimated release date(s) corresponding to the Production Schedule. LONZA shall accept all Purchase Orders CLIENT submits to LONZA in accordance with the then current Production Schedule. CLIENT may order Batches in excess of those specified in the Binding Portion, in increments of [***] Batches, for delivery hereunder in accordance with the applicable Purchase Order subject to LONZA’s total capacity constraints and acceptance of such additional quantities. LONZA will accept or reject orders for Batches in excess of the number specified in the then-current Binding Portion within [***] of receipt of the corresponding Purchase Order, provided that LONZA will use Reasonable Commercial Efforts to accept and fulfill such orders. If LONZA accepts any such order (or any portion thereof), the number of accepted excess Batches will be added to the Binding Portion.

7.5Cancellation/Postponement. CLIENT may cancel any Purchase Order (or any portion thereof) upon written notice to LONZA subject to payment (within [***] after invoice from LONZA therefor) of [***] of the amount otherwise due for such cancelled order if such cancellation occurs less than [***] prior to the scheduled release of such order less any Mitigation Proceeds (the “Cancellation Payment”).  Notwithstanding the foregoing, (i) with respect to the delay or cancellation of Product to be supplied from any Dedicated Suite, in lieu of any Cancellation Payment, CLIENT will only be responsible for (A) the payment of the Dedicated Suite fee; and (B) LONZA’s actual costs of replacing expired Materials resulting from such cancellation, including Materials about to expire that LONZA is not able to timely transition to other projects; and (ii) [***] the period of the Cancellation Payment shall be limited to [***].

7.6Minimum Binding Order.  CLIENT agrees to be bound to order and purchase or direct its Affiliates or designees to order and purchase at least [***] (“Minimum Binding Order”) during each Contract Year during the Term. If CLIENT, its Affiliates or designees do not order and purchase at least [***] during any Contract Year, within [***] of invoice after the end of such Contract Year, CLIENT shall be required to pay the difference between the then-current price for [***] and the price for the number of Batches actually ordered and purchased during such Contract Year (“True-Up Payment”). Notwithstanding the foregoing and without limitation of CLIENT’s rights under this Agreement, the Minimum Binding Order shall be (a) reduced by the number of Batches that LONZA is unable to manufacture and release during any Contract Year due to the failure of LONZA personnel properly to execute and comply with the Process, Master Production Record, Quality Agreement, and Applicable Laws, provided, however, CLIENT agrees to purchase the number of Batches that LONZA actually manufactures and releases during such Contract Year, (b) suspended after the first [***] of a Hardship Event until such Hardship Event has been remedied, and (c) in the event that LONZA has materially breached this Agreement and such material breach is not cured within the time periods set forth in Section 14.2, CLIENT shall not be obligated to purchase the Minimum Binding Order set forth in this Section 7.6 until such material breach is cured; provided, however, that CLIENT agrees to purchase the number of Batches that LONZA actually manufactures and releases during such Contract Year.

7.7Minimum Purchase Requirements. Subject to the terms and conditions of this Agreement (including LONZA’s capacity to manufacture and actual manufacture and supply of Product) and the last sentence of this Section 7.7, (i) until the [***] anniversary of the Initiation Date, CLIENT and its Affiliates shall order [***] of CLIENT’s aggregate production needs for Product for commercialization within the Territory from LONZA and (ii) following the [***] anniversary of the Initiation Date until the end of the Term, CLIENT and its Affiliates shall order at least [***] of CLIENT’s aggregate production needs for Product for commercialization within the Territory from LONZA, in each case in accordance with the terms and conditions of this Agreement and in all cases in accordance with the Minimum Binding Order obligations set forth in Section 7.6. For purposes of determining compliance with this Section 7.7, the measurement shall be based on the percentage of Product ordered from LONZA compared to the Product ordered from all other sources, in each case solely for commercialization within the Territory. CLIENT shall provide a Third Party auditor selected by LONZA (to which CLIENT has no reasonable objection, and shall not unreasonably withhold, delay or condition its consent) for purposes of confirming CLIENT’s compliance with this Section 7.7 and in accordance with Section 9.8.3 with reasonable documentation to evidence compliance with this Section 7.7.  Notwithstanding the foregoing, in the event that LONZA has materially breached this Agreement and such material breach is not cured within the time periods set forth in Section 14.2, CLIENT shall not be obligated to satisfy the minimum order requirements set forth in this Section 7.7 until such time as the breach is cured, at which point, the minimum order obligations set forth in this Section 7.7 shall resume. In the event that CLIENT fails to meet its minimum order requirements set forth in this Section 7.7, then at CLIENT’s election, CLIENT shall either (a) order a number of Batches to remedy such shortfall as part of the next possible Campaign which can accommodate such Batches, but no later than [***] from discovery of the shortfall, if such Batches cannot be added during such period, as determined by the JSC, then (b) shall apply or (b) pay LONZA an amount equal to the then per Batch price times the number of Batches by which CLIENT fell short from its ordering requirement.  Additionally, any Batches ordered by CLIENT from a Third Party after LONZA notifies CLIENT under Section 7.2 that it will not be able to supply shall not be taken into consideration when determining whether CLIENT met its order requirements under this Section 7.7.

7.8Capacity; Transition to Dedicated Suite. Upon CLIENT’s request or in the event that a Forecast requires LONZA to manufacture [***] of Product or more in a [***] period, LONZA and CLIENT will discuss in good faith transitioning a suite within the Facility to a Dedicated Suite. If the Parties mutually agree in writing to designate a suite within the Facility a Dedicated Suite in accordance with the foregoing, (a) LONZA will ensure that for so long as such suite remains a Dedicated Suite, it has the capacity to  manufacture at least [***] of Product per [***] period, (b) such suite shall remain a Dedicated Suite for no less than [***] from the date of the Parties’ agreement to transition such suite to a Dedicated Suite, (c) the Minimum Binding Order for such Dedicated Suite will be revised to [***] of Product per Contract Year (pro-rated accordingly for the first Contract Year during which the Suite is transitioned to a Dedicated Suite) and (d) the Parties will establish a suite fee for the Dedicated Suite in lieu of the Campaign price.

7.9Additional Capacity. If any Forecast would require LONZA to expand its capacity beyond [***] of Product per [***] period, then LONZA shall notify CLIENT in writing of the required expansion and the Parties will discuss the amount of additional capacity that is needed.  If CLIENT elects, in its discretion, that additional capacity is required, then CLIENT shall notify LONZA in writing that it is requesting that LONZA build out one or more additional suites (each an “Additional Suite”) within the Facility to provide the additional capacity. Prior to commencement of the build out of the Additional Suite(s), the Parties will agree in advance to the prices per Batch which shall reflect a good faith reduction, if any, in the pricing set forth in this Agreement to reflect economies of scale and per Batch price savings as a result of such Additional Suite(s), if any, and which shall in no event be greater than then-current price set forth herein (assuming substantially similar suite size and the same equipment layout design), and CLIENT will affirm in writing the Minimum Supply Period obligations with respect to such Additional Suite. Upon such agreement, LONZA shall confirm to CLIENT in writing that it shall build out the Additional Suite, including engaging and training additional staff, including necessary qualifications, and preparing the documentation required for such Additional Suite.  LONZA will bear the costs and expenses of building out Additional Suites, including the cost of any general equipment for such Additional Suite, except that CLIENT will bear the costs and expenses of: (a) any Product specific equipment for any Additional Suite, provided that in advance of any such purchase, LONZA confirms that any additional Product specific equipment can be implemented in the Process in the Additional Suite, and (b) any activities required to enable such Additional Suite to be used for the manufacture and supply of Product after all installation qualifications and operational qualifications validations for such suite and equipment have been completed and certified, including but not limited to the transfer of technology into such Additional Suite and all further testing and validation (e.g. training runs, engineering runs, process validation runs, and comparability runs) necessary or advisable to manufacture and supply Product hereunder from such Additional Suite, and training of personnel; however, the Parties may agree in writing that LONZA would initially bear some or all such costs and the per Batch/suite fee would be increased accordingly. Any purchase of equipment for such Additional Suites must be approved in writing by the other Party, such approval not to be unreasonably withheld, conditioned or delayed, in advance of such purchase and such equipment must be sufficient to meet the Specifications for the Product.

7.10Pre-Production.  LONZA will accept and store any CLIENT Materials, equipment or other property delivered pursuant to the Facility by CLIENT in accordance with the Sourcing Plan. No storage fees will be charged for the CLIENT Materials set forth in the Sourcing Plan during the period of time beginning as set forth in the Sourcing Plan and ending as set forth in Section 7.11.

7.11Post-Production.  LONZA will store at the Facility (or other location mutually agreed by the Parties) free of charge any in–process materials, CLIENT Materials, equipment and other CLIENT property (other than Product manufactured hereunder) that remains at the Facility (or such other location) on the date of completion of all manufacturing of the applicable Product as a result of the expiration or termination of this Agreement (collectively “Remaining CLIENT Property”), for up to [***].  If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such [***], LONZA shall continue to store such Remaining CLIENT Property at the Facility or elsewhere and may notify CLIENT that LONZA intends to destroy such Remaining CLIENT Property; provided, however, that LONZA shall not destroy any Remaining CLIENT Property unless LONZA has first given CLIENT [***] advance written notice in order to permit CLIENT to arrange for the transfer or other disposition of such Remaining CLIENT Property; provided, further, that if CLIENT does not respond within such [***]period, then LONZA may dispose of such Remaining CLIENT Property.  In the event that LONZA continues to store such Remaining CLIENT Property, CLIENT will pay to LONZA a storage charge at LONZA’s then-standard monthly storage rates for the period beginning on the [***] after the completion of the manufacturing of the applicable Product through the date that the storage terminates.

8.	Regulatory Matters

8.1Permits and Approvals.  During the Term, LONZA will obtain and maintain any licenses, permits and approvals necessary for the manufacture and supply of the Product in the Facility and otherwise perform its obligations under this Agreement, and in the event of any failure to maintain such licenses, permits and approvals, shall use Reasonable Commercial Efforts to remedy such failure as expeditiously as possible.  LONZA will promptly notify CLIENT if LONZA receives notice that any such license, permit, or approval is or may be revoked or suspended.

8.2Pre-Commercial Manufacturing Audit. Up to [***] prior to commencement of commercial manufacturing of Product upon not less than [***]’ prior written notice and during normal business hours for not more than [***], LONZA will permit CLIENT a maximum of [***] to perform an initial qualifying audit of the Facility to verify compliance with cGMP and CLIENT’s quality requirements and perform pre-approval and validation inspections (the “Initial Facility Audit”). CLIENT will make records of such Initial Facility Audit available for LONZA’s review. If the results of the Initial Facility Audit are not satisfactory, following discussion between the quality organizations of LONZA and CLIENT regarding any deficiencies, LONZA shall, under careful and good faith consideration, use its reasonable discretion to implement corrective actions LONZA determines in its reasonable discretion are appropriate to address the deficiencies, including performing the appropriate modifications of the Facility reasonably necessary to cure the deficiencies identified during the Initial Facility Audit so the Facility is compliant with cGMP quality requirements and CLIENT shall be entitled to perform [***] on-site Facility audit with a minimum of [***] prior notice to ensure that such deficiencies have been resolved. Any and all costs related to deviations or modifications to the Facility requested or approved by CLIENT (outside of those to correct deviations from the requirements set forth in this Agreement, the applicable Statement of Work, Specifications, cGMP or Applicable Law or identified by any applicable Regulatory Authority, attributable to LONZA, for which LONZA shall be solely responsible) related to the manufacturing of Product will be agreed to in advance by the Parties and invoiced monthly. Any audit set forth in this Section 8.2 shall be conducted during the normal business hours.

8.3Ongoing Inspections/Quality Audit by CLIENT.  [***] upon not less than [***] prior written notice and during normal business hours, LONZA will permit CLIENT or its Affiliates a maximum of [***] auditors and [***] mutually agreed subject matter expert to inspect and audit, in each instance for not more than [***], unless otherwise agreed to by the Parties (a) the parts of the Facility where the manufacture of the Product is carried out, including the equipment used in the manufacturing, packaging, storage, testing, shipping or receiving of Product, Client Material or Material, and (b) relevant LONZA manufacturing and quality control records and all other documentation relating to manufacture and supply activities performed hereunder in order to assess LONZA’s performance of the Process and compliance with this Agreement, including the Quality Agreement and Applicable Laws, and to discuss relevant related issues with LONZA’s management personnel. LONZA shall reasonably cooperate with such audits, including by making appropriate LONZA personnel available to CLIENT’s auditors. CLIENT Personnel engaged in such inspection will abide by the terms and conditions set forth in Sections 5.11.4 and 10.

In addition to the foregoing, CLIENT or its representatives shall have the right to perform “For Cause” audits at any time upon reasonable advance notice and during regular business hours (provided, however, that with respect to For Cause audits, LONZA shall use Reasonable Commercial Efforts to accommodate a shorter notice period if circumstances necessitate action on a more expeditious time frame). If a For Cause Audit confirms that LONZA did not comply with its obligations under the Agreement, the For Cause audits shall not be charged by LONZA; in all other cases LONZA shall charge a reasonable amount.

8.4Inspections by Regulatory Authorities.  Except as otherwise set forth in the Quality Agreement, LONZA will allow representatives of any applicable Regulatory Authority to inspect the relevant parts of the Facility where the manufacture and supply of the Product is carried out and to inspect the Master Production Record, Project Documentation and Batch Records to verify compliance with Applicable Laws, cGMP and other practices or regulations. LONZA will promptly notify CLIENT of the scheduling of any such inspection relating to the manufacture and supply of Product and will keep CLIENT informed about the results and conclusions of each such regulatory inspection relating to a Product, including actions taken by LONZA to remedy conditions cited in such inspections. In addition, LONZA shall allow CLIENT or its representative to assist in the preparation for and be present at such inspections relating to a Product or the conduct of the Process; provided that such presence shall be limited to (a) the opening presentation to the Regulatory Authority(ies) and (b) thereafter, the “war room” room rather than direct interactions with the Regulatory Authority(ies), unless otherwise agreed by the Parties.  LONZA will promptly send to CLIENT a copy of any reports, citations, warning letters or other correspondence received by LONZA from any Regulatory Authority in connection with an inspection or audit to the extent such documents relate to or affect the manufacture or supply of the Product (including those relating to general Facility compliance and the like). Prior to responding to any reports, requests, directives or other communications issued by any Regulatory Authority relating to a Product or its manufacture, to the extent practicable, LONZA shall provide CLIENT a copy of its proposed response for CLIENT’s review and comment and LONZA shall take under careful and good faith consideration and use its reasonable discretion to implement any comments or recommendations provided by CLIENT with respect thereto prior to submitting such response to the applicable Regulatory Authority.

8.5Support for Regulatory Approvals. As requested by CLIENT from time to time and at CLIENT’s expense, LONZA shall reasonably cooperate with and provide assistance to CLIENT or its designee in connection with the preparation, submission and maintenance of regulatory applications and other filings to the FDA and other applicable Regulatory Authorities to obtain and maintain Regulatory Approvals for the Product. Accordingly, LONZA shall promptly provide to the applicable Regulatory Authority on behalf of CLIENT as requested, at CLIENT’s expense, with all information in LONZA’s control necessary for CLIENT to apply for, obtain, and maintain Regulatory Approvals in any country in the Territory (and such other countries as agreed by LONZA, such agreement not to be unreasonably withheld, conditioned or delayed) for the Product, including when necessary information relating to the Facility, or the equipment, Process, methodology and materials used in the manufacture, processing and supply of such processing of such Product. Without limiting the foregoing, LONZA agrees to promptly inform CLIENT when any such necessary information is no longer current and reflective of current manufacturing practices, procedures or the Specifications and to provide updated information to the Regulatory Authority directly if CLIENT requests LONZA to do so in writing, and to the extent that LONZA cannot so provide such information directly to the Regulatory Authority, then such documents will be provided under strict confidentiality (subject to the confidentiality restrictions set forth herein) to the appropriate persons (regulatory affairs) at CLIENT for submission to the applicable Regulatory Authority. In connection with a filing for Regulatory Approval of the Product, and securing and maintaining such Regulatory Approval, LONZA will provide necessary LONZA Confidential Information directly to the Regulatory Authority when possible, and to the extent that LONZA cannot so provide such LONZA Confidential Information, then such documents will be provided under strict confidentiality (subject to the confidential restrictions set forth herein) to the appropriate persons (regulatory affairs) at CLIENT for submission to the applicable Regulatory Authority. Further, LONZA agrees, at CLIENT’s request and reasonable expense, to execute, acknowledge and deliver such further instruments and take such other actions, all as promptly as possible, which may be necessary or appropriate to assist in the filing for, preparation, submission and maintenance of such Regulatory Approvals for the Product. For the avoidance of doubt, CLIENT may reference Confidential Information of LONZA, subject to this Section 8.5, which Confidential Information will be provided directly by LONZA to the applicable Regulatory Authority to extent possible or if not possible will be provided to CLIENT as set forth in this Section 8.5, related to the manufacture of the Product in CLIENT’s regulatory filings with Regulatory Authorities as reasonably necessary to facilitate the manufacture, development or commercialization of the Product.

8.6Recalls. Each of CLIENT and LONZA will [***] inform the other in writing if it believes any Product should be subject to recall from distribution, withdrawal or some other field action. CLIENT shall have the final decision-making authority as to any such recall or field action with respect to the Product and the sole right to initiate any such recall or field action. Upon request from CLIENT, LONZA shall assist CLIENT, at CLIENT’s expense, in any recall of Product, including by providing such documentation or information that LONZA owns or controls as CLIENT may request. If a recall of any Product arises out of or results from: (i) the gross negligence, willful misconduct or intentional wrongful omission of LONZA, or (ii) any breach by LONZA of the Product Warranties, LONZA shall bear all the reasonable and documented out-of-pocket costs and expenses of such recall. For the avoidance of doubt, CLIENT shall bear all costs and expenses of recalls of Product, except to the extent otherwise provided in the foregoing sentence.

9.	Financial Terms

9.1Payments.  CLIENT will make payment to LONZA in the amount set forth in an undisputed invoice within [***] days of receipt of such an invoice from LONZA pursuant to Section 9.2 below.  Any dispute relating to the amount of an invoice shall be made in good faith by CLIENT and resolved in accordance with Section 16.14 and CLIENT will pay to LONZA the amount of such disputed amount that has been resolved in favor of LONZA within [***] of final resolution of such dispute.  Further, in addition to all other remedies available to LONZA (including the right to issue a material breach notice for failure to pay an undisputed invoice within [***] of the applicable due date), in the event that CLIENT has not paid an undisputed invoice within [***] of the applicable due date, LONZA may elect to suspend, upon prior written notification to CLIENT, the provision of all or a portion of the Services under this Agreement, provided that CLIENT shall remain liable for all fees owed pursuant to this Agreement, and any Statement of Work during any such suspension.

9.2Pricing and Schedule. LONZA will charge suite and labor fees for the manufacture and supply of Product for a Campaign in accordance with the amounts set forth in Exhibit 9.2 of this Agreement (which may be updated from time to time  by mutual agreement of the Parties, in addition to the cost adjustments set forth in Section 9.7) according to the following schedule: (a) [***] of fees for such Campaign upon LONZA’s receipt of the first Purchase Order for such Campaign; provided that in the case of the Campaign ordered pursuant to Section 7.1, such amount shall be charged on the Initiation Date, (b) [***] of fees for such Campaign upon release by LONZA of the number of Batches which comprise [***] of the Campaign, (c) [***] of fees for such Campaign upon release by LONZA of the number of Batches which, when taken together with the Batches in (b), comprise [***] of the Campaign, and (d) [***] of fees for such Campaign upon release by LONZA of the last Batch of the Campaign. Notwithstanding the foregoing, if a Batch(es) of Product is not released, but is not a Failed Product, then for purposes of Sections 9.2 and 9.3 only, such Batch(es) shall be deemed to be released upon conclusion of the root cause assessment thereof by the Parties as if such Batch comprised the portion of the Campaign in which it was designated to be subsection (b), (c), or (d).  LONZA will charge for Materials in accordance with the amounts set forth in Exhibit 9.2. LONZA will charge for any other Services or Materials in accordance with the applicable Statement of Work, provided that for Services or Materials set forth only in a Statement of Work, LONZA shall inform CLIENT in writing of any amount in excess of [***] more than the amount set forth for such Service or Material in the estimated budget in the applicable SOW and LONZA shall not charge CLIENT for such additional charges unless CLIENT provides written notice of its agreement with such additional charges prior to such Materials being purchased by LONZA, or Services rendered by LONZA; provided, that, LONZA may stop performing such Services under such SOW once the charges under such SOW exceed [***] of the amount set forth therein until it receives CLIENT’s written approval and LONZA shall not be responsible for any delays caused by any delay in receiving CLIENT’s written approval. LONZA will separately invoice CLIENT, on a cost-recovery basis, with no markup or handling fee, except as otherwise set forth herein, for: (i) costs or expenses related to testing performed by a Third Party at the time such costs or expenses are incurred, (ii) costs or expenses related to shipping Product to CLIENT or its designee at the time such costs or expenses are incurred, and (iii) costs of Materials for Batches following receipt at the Facility, and in the case of media solution raw materials, upon initiation of media preparation, provided that LONZA may charge a [***] handling fee for Materials that LONZA purchases from

Third Parties.  For clarity, LONZA may not charge a handling fee with respect to Materials that are not purchased from Third Parties.  Unless otherwise provided in the Statement of Work or Purchase Order, all pricing excludes taxes and costs relating to shipping, validation and regulatory filings.

9.3Invoices.  On LONZA’s release of the applicable Batch(es) as set forth herein, LONZA, or its designee, will provide CLIENT with an invoice setting forth a detailed account of any such fees, expenses or other payments payable by CLIENT under this Agreement for the same month. LONZA will deliver reasonably detailed invoices, electronically by email, which shall be considered to be an original invoice.  Invoices should be e-mailed to [***], and/or to such other e-mail address(es) as CLIENT may stipulate from time to time. LONZA will not deliver a paper invoice unless requested by CLIENT. The price shall be invoiced to CLIENT in US Dollars.

9.4Taxes.  CLIENT agrees that it is responsible for and will pay any sales tax, use or other taxes (the “Taxes”) resulting from LONZA’s production of Product under this Agreement (except for income or personal property taxes or any other taxes on LONZA’s business payable by LONZA). To the extent not paid by CLIENT, CLIENT will indemnify and hold harmless LONZA from and against any and all penalties, fees, expenses and costs whatsoever attributable to failure by CLIENT to pay the Taxes.  The Parties shall reasonably cooperate and take any reasonable steps necessary to reduce or eliminate applicable Taxes. LONZA will not collect any sales and use taxes from CLIENT in connection with the production of any Product hereunder if CLIENT provides to LONZA the appropriate valid exemption certificates.

9.5Interest.  Any fee, charge or other payment due to LONZA by CLIENT under this Agreement that is not paid within [***] after it is due will accrue interest on a daily basis at a rate of [***] (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

9.6Method of Payment.  Except as otherwise set forth in Section 9.2, all payments to LONZA hereunder by CLIENT will be in United States currency and will be by check, wire transfer (to a bank account designated by LONZA reasonably in advance), money order, or other method of payment approved by LONZA.  Please email remittance advice to [***].

9.7Cost Adjustments.  Except as expressly set forth herein, the costs and rates for manufacture and supply of Product shall remain fixed for each Contract Year during the Term. After [***], LONZA may annually adjust the various costs and rates set forth in this Agreement or attached hereto to reflect changes in the cost of labor rate paid by LONZA in connection with the manufacture and supply of Product under this Agreement; provided, however, that any increase in such costs and rates shall not exceed the percentage increase in the [***] (“PPI”) for the most recently published percentage change for the [***] period preceding the applicable contract anniversary date. LONZA agrees to provide CLIENT with written notice of any such cost adjustment.  In addition to the foregoing, the price may be changed by LONZA, upon reasonable prior written notice to CLIENT not less than [***] in advance (providing reasonable detail in support thereof), to reflect any material change in an environmental or regulatory standard applicable to the Process or Product that substantially impacts LONZA’s cost and ability to manufacture Product under the Process. If requested by CLIENT, LONZA agrees to reasonably discuss any such increase with CLIENT, including the basis for such adjustment and the manner in which the amount of such increase was determined; provided, however, that such discussion shall not delay the implementation of such documented cost increase. Notwithstanding the foregoing, LONZA may not adjust the costs and rates set forth in the Purchase Order for the Campaign ordered pursuant to Section 7.1.

9.8Financial Records and Audit Rights.

9.8.1Books and Records. LONZA shall keep complete, true and accurate books of accounts and detailed records with respect to all Services performed under this Agreement. All such books and records shall be maintained for a period of [***] following the relevant calendar year to which such records pertain.  CLIENT shall keep complete, true and accurate books of accounts and detailed records with respect to CLIENT’s and its Affiliates aggregate production needs for Product for commercialization within the Territory from all sources to determine CLIENT’s compliance with the obligations set forth in Section 7.7 for a period of [***] following the relevant calendar year to which such records pertain.

9.8.2CLIENT Audit Rights. During the Term and the record-keeping period set forth in Section 9.8.1 above, CLIENT shall have the right to inspect and audit LONZA’s books and records in connection with the Materials only, at the location(s) where the books and records are maintained by LONZA. Such inspection and audits shall be performed on behalf of CLIENT by an independent Third Party auditor selected by CLIENT and reasonably acceptable to LONZA. Such audits shall be conducted during the normal business hours of LONZA upon at least [***] advance notice to LONZA and shall be made no more than once each four consecutive calendar quarters. The auditor selected by CLIENT shall be required to execute a reasonable confidentiality agreement with CLIENT and LONZA, no less stringent in scope than the confidentiality obligations set forth herein, and for a reasonable and customary time period (which in no event shall be less than [***] from the disclosure of the Confidential Information to such auditor), prior to commencing any such audit and shall only disclose to CLIENT, with a copy to LONZA, (a) whether or not the relevant payments were accurate, or the reasons why the accuracy of the relevant payments could not be determined, and any recommended actions needed to ensure the accuracy of relevant future payments and (b) if the payments were not accurate, the amount of any under- or over- payment so that such discrepancy in the payments can be equitably resolved. CLIENT shall bear its costs and expenses of audits conducted under this Section 9.8.2, unless a variation or error producing an overpayment exceeding [***] of the total amount paid by CLIENT for the period covered by the audit, in which case LONZA shall bear CLIENT’s reasonable and documented costs and expenses associated with such audit.

9.8.3LONZA Audit Rights.  During the Term and the record-keeping period set forth in Section 9.8.1 above, LONZA shall have the right to inspect and audit CLIENT’s books and records in connection with the obligations set forth in Section 7.7, at the location(s) where the books and records are maintained by CLIENT. Such inspection and audits shall be performed on behalf of LONZA by an independent Third Party auditor selected by LONZA and reasonably acceptable to CLIENT. Such audits shall be conducted during the normal business hours of CLIENT upon at least [***] advance notice to CLIENT and shall be made no more than once each four consecutive calendar quarters. The auditor selected by LONZA shall be required to execute a reasonable confidentiality agreement with LONZA and CLIENT, no less stringent in scope than the confidentiality obligations set forth herein, and for a reasonable and customary time period

(which in no event shall be less than [***] from the disclosure of the Confidential Information to such auditor), prior to commencing any such audit and shall only disclose to LONZA, with a copy to CLIENT, whether or not CLIENT has complied with the obligations set forth in Section 7.7, or the reasons why the accuracy of the relevant allocation percentages could not be determined and any recommended actions needed to ensure the accuracy of the relevant allocation percentages so that the discrepancy in the allocation percentages can be resolved in accordance with the remedy contained in Section 7.7. LONZA shall bear its costs and expenses of audits conducted under this Section 9.8.3, unless CLIENT has not ordered at least [***] of the Batches required by Section 7.7, in which case CLIENT shall bear LONZA’s reasonable and documented costs and expenses associated with such audit.

10.	Confidential Information

10.1Definition.  “Confidential Information” means all information (including without limitation technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business), that has been disclosed by or on behalf of such Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement.  Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” of each Party and will be subject to the terms and conditions set forth in this Article 10. Without limiting the foregoing, all information contained in the Process, Specifications, Master Production Record, Batch Records, Batch Documentation, CLIENT Intellectual Property and other records or reports solely related to the Product or Services and generated from LONZA’s performance of the Services hereunder will be deemed “Confidential Information” of CLIENT; and information contained in the LONZA Operating Documents and LONZA Intellectual Property will be deemed “Confidential Information” of LONZA,  and in each case, will be subject to the terms and conditions set forth in this Article 10

10.2Exclusions.  Notwithstanding the foregoing Section 10.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

(a)at the time of disclosure is in the public domain;

(b)becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c)at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

(d)is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

(e)is independently developed by a receiving Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

10.3Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that for the term of the Agreement and the ten-year period following any termination or expiration of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 10.4.  Notwithstanding the foregoing, to the extent Confidential Information is identified as a trade secret of the disclosing Party, the obligations set forth in this Section 10.4 shall survive with respect to such Confidential Information for so long as such Confidential Information remains a trade secret under applicable law or the maximum period of time otherwise allowed by applicable law. Neither Party will use Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

10.4Permitted Disclosures.  Each receiving Party agrees to take at least those measures that it employs to protect its own confidential information of a similar nature (and in no event less than reasonable care) to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the disclosing Party, including without limitation to limit disclosure of the disclosing Party’s Confidential Information to its Affiliates and each of its and their respective officers, directors, employees, agents, consultants, advisors and independent contractors, actual or potential acquirers or licensees, each having a need to know such Confidential Information for purposes of this Agreement, as long as the primary business of any such potential acquirer or licensee is not directly competitive with LONZA (i.e., being primarily a contract manufacturing business) and CLIENT reasonably believes that it will consummate a transaction with such acquirer or licensee (“Permitted Recipients”); provided that such persons or entities and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to written or otherwise legally enforceable obligations of confidentiality, non-disclosure and non-use no less restrictive in scope than those set forth herein and for a reasonable time period similar to those set forth herein and provided further that the receiving Party shall be fully liable for any and all breaches by its Permitted Recipients. Each Party shall have the right to disclose the Confidential Information of the other Party in its regulatory filings and other communications with Regulatory Authorities in connection with the manufacture, development and/or commercialization of Product, and otherwise (subject to Section 10.5 below, if applicable) to the extent reasonably necessary to comply with Applicable Law, including securities laws, regulations or guidance, or with applicable rules of a public stock exchange; provided that, the receiving Party notify the disclosing Party as soon as possible so as to provide the disclosing Party an opportunity to review the disclosure obligation (including proposing redactions), and in the case of Confidential Information to be included in regulatory filings or in communications with Regulatory Authorities, to redact unnecessary Confidential Information in such disclosure or in the case of other such disclosures, to provide the disclosing Party the opportunity to either challenge or limit the disclosure obligation.  Confidential Information that is disclosed as required by Applicable Law or by judicial or administrative process shall remain otherwise subject to the confidentiality provisions of this Article 10, and the Party so disclosing the Confidential Information shall (a) take all steps reasonably necessary, including seeking to obtain an order of confidentiality, to endeavor to ensure the continued confidential treatment of such Confidential Information and (b) disclose such Confidential Information only to the extent required by Applicable Law or judicial or administrative process.

10.5Government-Required Disclosure.  If a duly constituted government authority, court, Regulatory Authority or any public exchange on which the securities of such Party or its Affiliate is traded requires or orders that a receiving Party hereto disclose Confidential Information of the disclosing Party, such Party shall have the right to comply with the order, but (i) shall notify the disclosing Party as soon as possible so as to provide the disclosing Party an opportunity to apply to a court of record for relief from the order (if practicable under the circumstances), (ii) the receiving Party shall, at disclosing Party’s expense, assist the disclosing Party to apply to a court of record for relief from the order or other appropriate remedies, (iii) if the disclosing Party fails to obtain any protective order or other remedy, the receiving Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed, and (iv) any Confidential Information so disclosed shall be treated as confidential for all purposes other than such legally compelled disclosure.

10.6Publicity.  Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including in any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed.  The Parties agree to issue a joint press release upon execution of this Agreement to be agreed to between the Parties. In cases where CLIENT will be required to use LONZA’s trademark or trade names on any labeling or packaging of the Product, CLIENT shall present a sample of such labeling and packaging to LONZA for its approval, such approval not to be unreasonably withheld, delayed or conditioned so long as CLIENT adheres to LONZA’s specifications and use requirements for the trademarks and/or trade names as to be defined and agreed upon in a separate trademark licensing agreement.

11.	Intellectual Property

11.1Ownership.

11.1.1Background Intellectual Property. Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party.

11.1.2LONZA New IP. Notwithstanding Section 11.1.3, LONZA shall own all right, title and interest in “LONZA New IP”, which as used in this Agreement means Intellectual Property that LONZA or its Affiliates, or other contractors or agents of LONZA develops, conceives, invents, or first reduces to practice or makes in the course of performance under this Agreement that (i) is generally applicable to the development or manufacture of biological materials or (ii) is an improvement of, or direct derivative of, any LONZA Materials, LONZA Confidential Information or LONZA Background Intellectual Property, and in each case, is made without reference to or use of CLIENT Confidential Information. As used in this Section 11.1.2, “generally applicable” means reasonably applicable to one or more products that are not the Product. CLIENT agrees to assign and hereby assigns to LONZA, and undertakes to have its Affiliates and subcontractors assign to LONZA, all of CLIENT’s and its Affiliates right, title and interest in and to the LONZA New IP.

11.1.3CLIENT New IP. Subject to Section 11.1.2, CLIENT shall own all right, title, and interest in and to any and all Intellectual Property that LONZA or its Affiliates develops, conceives, invents, first reduces to practice or makes, solely or jointly with CLIENT or others, that is a development or improvement to the Process, Master Production Record, Specifications, CLIENT Materials, CLIENT Confidential Information or CLIENT Background Intellectual Property (“CLIENT New IP”).  LONZA agrees to assign and hereby assigns to CLIENT, and undertakes to have its Affiliates and subcontractors assign to CLIENT, all of LONZA’s and its Affiliates right, title and interest in and to the CLIENT New IP.

11.1.4Disclosure and Documentation. LONZA agrees to promptly disclose to CLIENT in writing all LONZA New IP and CLIENT New IP. LONZA shall execute and shall cause its personnel as well as its Affiliates and its Affiliates’ personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm or perfect the CLIENT’s ownership of the CLIENT New IP and any documents required for CLIENT to apply for, maintain and enforce any patent or other right in such CLIENT New IP.

11.2License Grant.  During the Term of this Agreement, CLIENT hereby grants to LONZA a fully-paid, non-exclusive license under any and all CLIENT Intellectual Property that is necessary for LONZA to perform its obligations under this Agreement for the sole and limited purpose of LONZA’s performance of its obligations under this Agreement. The License set forth in this Section 11.2.1 does not include any right or license to perform services using CLIENT Intellectual Property on behalf of any Third Party, and no license is granted from CLIENT to use CLIENT Intellectual Property to manufacture or supply any product for any Third Party (or to sell or otherwise provide any such product to any Third Party), and LONZA agrees that it and its Affiliates shall not do so without the express prior written consent of CLIENT.

11.3Incorporated Technologies.

11.3.1Incorporated Technology. LONZA agrees not to incorporate into the Product or the Process any Intellectual Property that is covered in whole or in part by or that includes: (A) LONZA Background Intellectual Property, (B) LONZA New IP, (C) LONZA (or its Affiliates) Confidential Information, or (D) Intellectual Property which LONZA knows or reasonably should know is owned or controlled by a Third Party, in each case, without CLIENT’s prior express written consent. If LONZA desires to incorporate any of the foregoing Intellectual Property in the Process or Product, or otherwise has reason to believe that doing so is necessary, then LONZA shall notify CLIENT and describe such Intellectual Property or Confidential Information and how such Intellectual Property or Confidential Information would be used or otherwise incorporated in the Product or the Process or performance of the activities hereunder. With respect to any LONZA Background Intellectual Property, LONZA New IP, LONZA (or its Affiliates) Confidential Information, in each case, that is incorporated into or is otherwise necessary or useful to manufacture, use or exploit any Product or the Process (each an “Incorporated Technology”) subject to the terms and conditions set forth herein, LONZA hereby grants to CLIENT and its Affiliates a non-exclusive, worldwide, irrevocable license (with the right to grant and authorize sublicenses) under the Incorporated Technologies to manufacture Product developed or commercialized by or under authority of CLIENT or its Affiliate and to develop, use, sell, offer for sale or otherwise exploit such Product. With respect to Product that is manufactured by a Third Party Manufacturer, such license shall be subject to the applicable CMO License Royalty, if any pursuant to Section 11.3.2, and otherwise shall be royalty-free and fully-paid.

11.3.2CMO License Royalty. If any Incorporated Technologies are (i) incorporated following the Effective Date pursuant to Section 11.3.1 and (ii) included in a Technology Transfer, then CLIENT shall pay to LONZA the applicable royalty (“CMO License Royalty”) on Products sold by such Third Party Manufacturer for a period of [***] after the Technology Transfer. As used herein, the CMO License Royalty means the lesser of (a) [***] of the incremental cost savings attributable to the applicable Incorporated Technologies (such cost savings determined in comparison to LONZA’s or its Affiliates’ cost to produce similar volumes of Product if such Incorporated Technology had not been implemented) and (b) the most favorable rate offered by LONZA or its Affiliates to any Third Party, for a similar size transaction and scope of use of the Incorporated Technology for the transfer of the same or substantially similar technology to a Third Party contract manufacturer.

11.4Further Assurances.  Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Article 11.

11.5Prosecution of Patents.

11.5.1LONZA will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming LONZA New IP at LONZA’s expense.  CLIENT will cooperate with LONZA to file, prosecute and maintain patent applications and patents claiming LONZA New IP.

11.5.2CLIENT will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming CLIENT New IP at CLIENT’s expense.  LONZA will cooperate with CLIENT to file, prosecute and maintain patent applications and patents claiming CLIENT New IP.

12.	Representations and Warranties

12.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it has the power and authority to enter into this Agreement and to perform its obligations hereunder and to grant to the other Party the rights granted to such other Party under this Agreement, (b) it has obtained all necessary corporate approvals to enter into and execute this Agreement, and (c) it is not presently a party to, nor will it enter into or assume during the Term of this Agreement, any contract or other obligation with a Third Party that would  in any way limit the performance of its obligations under this Agreement.

12.2By CLIENT.  CLIENT hereby represents and warrants to LONZA that, to the best of its knowledge, (i) the CLIENT Materials supplied under this Agreement will be free and clear of any security interest, lien, or other encumbrance; (ii) as of the Effective Date, CLIENT is unaware of any circumstances that will likely make any CLIENT Materials unavailable on a timely basis and on commercially reasonable terms and conditions; (iii) it has the requisite Intellectual Property and legal rights to authorize the performance of LONZA’s obligations under this Agreement and to the best of its knowledge, LONZA’s use of the Process, Master Production Record, Specifications, CLIENT Materials, CLIENT Confidential Information or CLIENT Background Intellectual Property will not give rise to a valid cause of action by a Third Party for infringement or similar violation of such Third Party’s intellectual property rights; provided, however, that CLIENT makes no representation or warranty with respect to any LONZA Background IP, LONZA New IP, Third Party Intellectual Property or other Intellectual Property or materials provided or introduced by LONZA, or any aspects of the Process developed by LONZA. Such representation and warranty will not apply to any production equipment supplied by LONZA.

12.3By LONZA.  LONZA hereby represents and warrants to CLIENT that, to the best of its knowledge and independent of the use of the Process, Master Production Record, Specifications, CLIENT Materials, CLIENT Confidential Information or CLIENT Background Intellectual Property: (i) it has the requisite Intellectual Property and legal rights in its equipment, Facilities, Materials, Background Intellectual Property, Third Party Intellectual Property and other Intellectual Property or materials provided or introduced by LONZA, to be able to perform its obligations under this Agreement without giving rise to a potential cause of action by a Third Party against CLIENT for infringement or another violation of Intellectual Property rights; provided, however, that LONZA makes no representation or warranty with respect to any CLIENT Background IP, CLIENT New IP, Third Party Intellectual Property or other Intellectual Property or materials provided or introduced by CLIENT, or any aspects of the Process developed by CLIENT (ii) as of the Effective Date and for the duration of the Term, the Facility has the required support areas and systems to function as a commercial manufacturing facility for the Product in accordance with the terms of this Agreement; (iii) as of the Effective Date, the Facility is solely owned by LONZA or any of its Affiliates; (iv) as of the Effective Date, LONZA is unaware of any circumstances that will likely make any Materials unavailable on a timely basis and on commercially reasonable terms and conditions; (v) LONZA shall perform all the Services hereunder in a workman-like and professional manner in accordance with this Agreement (including the applicable Statement of Work and Quality Agreement) and all Applicable Laws and relevant industry standards; (vi) all Product supplied under this Agreement will be free and clear of any security interest, lien, or other encumbrance; (vii) each employee and permitted subcontractor of LONZA who will receive Confidential Information of CLIENT or who will perform obligations under this Agreement will agree to assign any and all right, title and interest in and to all Intellectual Property of CLIENT and to protect the Confidential Information of CLIENT in accordance with this Agreement, prior to the earlier of any disclosure of Confidential Information of CLIENT to such employee or permitted subcontractor or the commencement of any such performance by such employee or permitted subcontractor; (viii) the portions of the Facility in which manufacturing or supply of Products occurs or any Services under this Agreement are performed are in full compliance with cGMP standards, as applicable, and (ix) neither LONZA nor any of its employees or permitted subcontractors performing or involved with its performance under this Agreement have been “debarred”  or “excluded” by the FDA or a Regulatory Authority in any jurisdiction outside the U.S. nor have debarment or exclusion proceedings against LONZA or any of its employees or permitted subcontractors been commenced. LONZA will promptly notify CLIENT in writing if any such proceedings have commenced or if LONZA or any of its employees or permitted subcontractors is debarred or excluded by the FDA or a Regulatory Authority in any jurisdiction outside the U.S.  LONZA shall at all times during the term of this Agreement maintain and conduct regular maintenance, repairs and upkeep at the Facility which are consistent with the contract manufacturing industry for the manufacture of prescription pharmaceutical and biologic products and in any event as reasonably necessary or appropriate to fulfill its obligations hereunder and in each case without charge to CLIENT.

13.	Disclaimers; Limitation of Liability

13.1Disclaimer of Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCT, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCT, MATERIALS, OR SERVICES.

13.2Disclaimer of Consequential Damages. EXCEPT FOR LIABILITIES ARISING FROM ANY BREACH OF ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT. TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE.  IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR LONZA AS IS ALLOWABLE UNDER APPLICABLE LAW.

13.3Limitation of Liability.  EXCEPT FOR LIABILITIES THAT ARISE FROM THE GROSS NEGLIGENCE OF OR A BREACH OF ARTICLE 10 BY LONZA OR ITS DESIGNESS HEREUNDER, BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, LONZA’S LIABLITY TO CLIENT FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, [***].

14.	Term and Termination

14.1Term.  Unless earlier terminated, the term of this Agreement will commence on the Effective Date and will continue until the [***] of the Initiation Date (the “Initial Term”); provided, however, that CLIENT may, at is option, extend the term of this Agreement for up to [***] following expiration of the Initial Term (each an “Extended Term”) by providing written notice thereof to LONZA  no later than [***] prior to expiration of the then-current Term. The Initial Term, together with any Extended Terms shall be collectively referred to herein as the “Term.”

14.2Termination for Material Breach.  In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement in its entirety, upon [***] prior written notice to the other Party referencing this Section 14.2 and specifying in reasonable detail the facts and circumstances constituting such material breach of this Agreement, if such breach is not cured within such [***] period; provided, however, that if such breach is not capable of being cured within such [***]period and the breaching Party has commenced and diligently continued actions to cure such breach within such [***] period, except for a payment default, the  cure period shall be extended to [***], so long as the breaching Party is making Reasonable Commercial Efforts to so cure.  Such termination shall be effective upon expiration of such cure period. Notwithstanding Section 7.6, in the event of termination by LONZA pursuant to this Section 14.2, within [***] of such termination, CLIENT shall be required to pay the then-applicable True-Up Payment, if any. In the event that this Agreement is terminated in accordance with this Section 14.2 by CLIENT, the provisions of Section 14.6.2 shall apply.

14.3Termination without Cause.  After the third anniversary of the Initiation Date, (i) CLIENT may terminate this Agreement in its entirety by providing written notice of termination no less than [***] in advance of the date of termination, and (ii) LONZA may terminate this Agreement in its entirety by providing written notice of termination no less than [***] in advance of the date of termination. In the case that one of more Additional Suite(s) have been build out at the Facility, CLIENT may terminate this Agreement effective following the Minimum Supply Period for any Additional Suite solely with respect to such Additional Suite by providing written notice of termination no less than [***]in advance of the date of termination. CLIENT shall remain liable for any fees owed pursuant to any outstanding Statement of Work or Purchase Order during such [***] period.  For clarity, if CLIENT provides written notice of termination in accordance with this Section 14.3 in advance of the expiry of the Minimum Supply Period for any Additional Suite, this Agreement will terminate with respect to such Additional Suite at the expiration of such Minimum Supply Period. In the event this Agreement is terminated in accordance with this Section 14.3 by CLIENT, CLIENT shall, at its election, (A) either pay the then-applicable True-Up Payment or (B) request that LONZA continue to manufacture the portion of the Minimum Binding Order that remains outstanding for the [***] notice period, in which event, CLIENT shall pay the amounts set forth in undisputed invoices provided by LONZA in connection with the manufacture and supply of Product. In the event that this Agreement is terminated in accordance with this Section 14.3 by LONZA, the provisions of Section 14.6.2 shall apply.

14.4Termination for FDA Rejection or Delay. In the event that (i) the application for Regulatory Approval for the Product is rejected by the FDA with no commercially viable method to resubmit an application for Regulatory Approval, and such FDA decision is not caused by the fault of CLIENT or (ii) Regulatory Approval for the Product is delayed by more than [***] from the Regulatory Approval Date, due to the FDA requiring additional pre-clinical or clinical studies for the Product that CLIENT reasonably expects will require more than [***] to complete and such [***] to complete is not caused by actions or inactions of CLIENT to commence such pre-clinical or clinical studies, CLIENT may terminate this Agreement (including all applicable Statements of Work) with respect to such Product upon at least [***] written notice to LONZA.  For the avoidance of doubt, in the event of termination by CLIENT under this Section 14.4, CLIENT shall remain liable for all fees owed pursuant to any outstanding Statement of Work and Purchase Order during such [***]. In addition to the foregoing, in the event this Agreement is terminated in accordance with this Section 14.4, CLIENT shall be required to pay the amounts set forth in the first [***] of the then-current Binding Portion, provided that if LONZA manufactures or supplies other product(s) for CLIENT pursuant to any other agreement between the Parties, such amounts shall be fully creditable against the fees for the manufacturing and supply of such product(s).

14.5Termination by Insolvency.  Either Party may terminate this Agreement upon written notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [***] of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within [***] of filing.  All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

14.6Effects of Expiration or Termination.

14.6.1Accrued Rights.  Upon expiration or termination of this Agreement in its entirety, this Agreement (including all applicable Statements of Work) shall, except as otherwise provided herein, be of no further force or effect and neither Party shall have any further liability under this Agreement. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination and shall not release any Party hereto from any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.  Expiration or termination of this Agreement will not relieve a Party of obligations that are expressly indicated to survive the expiration or termination of this Agreement.  Without limitation of the foregoing, in the event of termination hereunder, LONZA shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-process; (ii) [***] incurred or commitments through the date of termination, including costs and fees for Materials used or purchased for use in connection with the Services; and (iii) any applicable Cancellation Fees.  In the case of termination by LONZA for CLIENT’s material breach, all scheduled Services and Batches shall be deemed cancelled by CLIENT, and Cancellation Fees shall be calculated as of the date of written notice of termination.

14.6.2Transfer for LONZA’s Breach or Termination without Cause. In the event of termination of this Agreement by CLIENT pursuant to Section 14.2, or termination of this Agreement by LONZA pursuant to Section 14.3, LONZA shall execute a Technology Transfer to CLIENT, its Affiliate or a Third Party Manufacturer selected by CLIENT in its sole discretion, at LONZA’s cost and expense, including the costs and expenses of technology transfer, comparability costs, FTE costs of LONZA personnel, and raw materials required for tech transfer and comparability runs, provided however that the manufacturing facility selected by CLIENT is skilled in the art of pharmaceutical manufacturing. Without limiting the foregoing, LONZA will provide up to [***] FTEs for no longer than [***] to support such Technology Transfer in an efficient and timely manner. Notwithstanding the foregoing, in no event shall LONZA’s costs and expenses (excluding costs and expenses associated with LONZA’s personnel) with respect to such Technology Transfer exceed [***], provided that such amount shall be increased on each anniversary of the Effective Date according to the PPI for the most recently published percentage change for the [***] period preceding the applicable anniversary of the Effective Date.

14.6.3Disposition of Remaining CLIENT Property and Confidential Information.  Upon termination or expiration of this Agreement, LONZA will inform CLIENT in writing, in reasonable specificity, of all Remaining CLIENT Property and will store any Remaining CLIENT Property as set forth in Section 7.10 above. At CLIENT’s option, LONZA shall return or destroy or transfer to any Affiliate or Third Party designed by CLIENT, any CLIENT Confidential Information or CLIENT Materials (including all copies and embodiments thereof, with the exception of one (1) copy which LONZA may retain subject to the confidentiality obligations set forth herein to demonstrate LONZA's compliance with the obligations set forth herein) in the possession or control of LONZA.  Likewise, CLIENT will, at LONZA’s option, return or destroy any LONZA Confidential Information in the possession or control of CLIENT, except to the extent such LONZA Confidential Information is reasonably necessary for CLIENT or its Affiliates or designees to practice under any licenses, which survive termination or expiration of this Agreement, granted in this Agreement.  Notwithstanding the foregoing provisions: (i) LONZA may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LONZA’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and copies remaining of such Parties standard computer back-up devices, in each case, which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

14.6.4Survival.  Sections 1, 2.3 (last three sentences only), 4.1, 5.3 (last three sentences only), 5.10, 5.11.5, 5.11.6, 8.6, 9.8 (for the period set forth therein), 10, 11, 13, 14.5 (last sentence only), 14.6, 15.1 to 15.3 (inclusive), 15.4 (for the period set forth therein), 16.1 (for the period set forth therein), 16.2, 16.4 to 16.15 (inclusive) of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

15.	Indemnification

15.1Indemnification of CLIENT.  LONZA will indemnify CLIENT, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of:  (a) any material breach by LONZA of this Agreement, (b) infringement or misappropriation of Third Party Intellectual Property caused solely by (i) LONZA’s practice of the Background Intellectual Property of LONZA or any of its Affiliates, or (ii) the LONZA New IP, or (iii) any Third Party Intellectual Property or other Intellectual Property provided or introduced by LONZA into the Process or Product, or (iv) LONZA’s or its Affiliate’s use thereof in performance of activities under this Agreement, of the patent rights or other Intellectual Property rights of any Third Party in the manufacture or supply of Product hereunder (including without limitation any such Intellectual Property infringed by methods or processes used by LONZA or its Affiliates, but excluding patents or other Intellectual Property in and to the composition or use of the Product itself), or (c) the negligence, willful misconduct or intentional wrongful omission on the part of one or more of the LONZA Parties in performing any activity contemplated by this Agreement, except for those Losses for which CLIENT has an obligation to indemnify the LONZA Parties pursuant to Section 15.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.2Indemnification of LONZA.  CLIENT will indemnify LONZA and its Affiliates, and their respective directors, officers, employees and agents (the “LONZA Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by CLIENT of this Agreement, (b) use or sale of Product, except to the extent such Losses arise out of or result from a breach by LONZA of any of its representations or warranties, including the Product Warranties, (c) the negligence, willful misconduct or intentional wrongful omission on the part of CLIENT or its Affiliates in performing any activity contemplated to be performed by CLIENT or its Affiliates in this Agreement, or (d) the use or practice by LONZA of any process, invention or other Intellectual Property supplied by CLIENT to LONZA under this Agreement, except for those Losses for which LONZA has an obligation to indemnify CLIENT pursuant to Section 15.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.3Indemnification Procedure.

15.3.1An “Indemnitor” means the indemnifying Party.  An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

15.3.2An Indemnitee which intends to claim indemnification under Section 15.1 or Section 15.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification.  The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein.  No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

15.4Insurance.  Each Party will maintain, at all times during the Term and for [***] thereafter, (i) a products liability insurance policy for [***] per occurrence and in the aggregate during any one policy period, and (ii) general liability insurance for [***] per occurrence (collectively, the “Insurance Policy”). Each Party will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A.  Each Party will provide the other with at least [***] written notice prior to termination of such Insurance Policy.

16.	Miscellaneous

16.1Non-Solicitation.  During the term of this Agreement and for [***] thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Section 16.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

16.2Independent Contractors.  Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties.  Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

16.3Force Majeure.  Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement; provided, however, that a reasonable delay in payment necessitated by a Force Majeure Event, as defined below, shall not be a breach) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, a viral, bacterial or mycoplasmal contamination which causes a shutdown of the Facility, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, the affected Party shall resume performance under this Agreement as soon as soon as reasonably possible for the Party to do so.  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement.  Each Party further agrees to use Reasonable Commercial Efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations. In the event that a Force Majeure Event affecting LONZA persists for more than [***], CLIENT may terminate this Agreement upon written notice to LONZA.

16.4Notices.  Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party.  The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LONZA:

[***]

With a copy to:

Lonza America, Inc.

Attn:  North America General Counsel

412 Mount Kemble Ave., Suite 200S

Morristown, NJ 07960

USA

If to CLIENT:

Mesoblast International Sàrl

c/o Mesoblast Limited

Attn: Group General Counsel

Level 38, 55 Collins Street

Melbourne, Victoria 3000

Australia

Fax: [***]

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 16.4.

16.5Entire Agreement; Amendments.  This Agreement, including the Appendix and Exhibits attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof.  For clarity, the Prior Manufacturing Services Agreement is independent from this Agreement.  No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

16.6Governing Law.  The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions.  Subject to Section 16.14, the Parties consent to the exclusive jurisdiction of the state and federal court located in the Southern District of New York for enforcement of any arbitration award and application for interim relief pending resolution of arbitration.

16.7Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.  This Agreement shall be effective upon full execution by facsimile, portable document format (.pdf) or original, and a facsimile or a .pdf signature shall be deemed to be and shall be as effective as an original signature.

16.8Severability.  If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction.  In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

16.9Titles and Subtitles.  All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

16.10Exhibits.  All definitions, exhibits and the appendix referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

16.11Interpretation.  Unless specified to the contrary, references to Articles, Sections, Exhibits or Appendix mean the particular Articles, Sections, Exhibits or Appendix to this Agreement and references to this Agreement include all Exhibits hereto. Unless the context clearly requires otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation” whether or not such additional words are written, (b) the word “or” shall have its inclusive meaning of “and/or” except when paired as “either/or”, (c) the word “day” or “quarter” or “year” means a calendar day or calendar quarter or calendar year unless otherwise specified, (d) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals, and other communications contemplated under this Agreement, (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including the Exhibits hereto), (f) provisions that require a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise, (g) words of any gender include the other gender, (h) words using the singular or plural number also include the plural or singular number, respectively, (i) references to any specific law, article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof, and dollars (and amounts indicated with the symbol “$”) mean United States dollars unless expressly stated otherwise. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under U.S. Generally Accepted Accounting Principles, or other generally accepted cost accounting principles in the applicable territory, but only to the extent consistent with its usage and the other definitions in this Agreement.

16.12Assignment.  This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns.  Neither Party shall assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, either Party shall be entitled without the prior written consent of the other Party (but with written notice to the other Party) to assign this Agreement to an Affiliate of such Party so long as such Party agrees to guaranty any obligations of its Affiliates under this Agreement or to any entity to which a Party transfers all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise; provided, further, however, if such assignee of CLIENT (a) generates more than [***] of its global revenues from the performance of contract manufacturing activities, then any such assignment will be subject to the consent of LONZA (such consent not to be unreasonably withheld, conditioned or delayed) or (b) generates revenues from contract manufacturing activities which are less than [***] of its global revenues, then the assignment will be subject to such assignee agreeing in writing with both LONZA and CLIENT to segregate the activities hereunder from its contract manufacturing business and not use any LONZA Confidential Information in its contract manufacturing business.  Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement.  Any purported assignment in violation of the foregoing shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.13Waiver.  The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix or Exhibit hereto) will in no manner affect its rights at a later time to enforce the same.  No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix or Exhibit hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix or Exhibit hereto).

16.14Dispute Resolution.

16.14.1General.  If the Parties are unable to resolve a dispute (other than a Warranty Dispute or an IP Dispute, any, a “Dispute”), despite its good faith efforts, either Party may refer the dispute to the Senior Executives of each Party’s respective business unit (or other designee).  In the event that no agreement is reached by the Senior Executives with respect to such dispute within [***] after its referral to them, either Party may refer such matter (other than IP Disputes, as defined hereinafter) to arbitration pursuant to this Section 16.14.1.  Except with respect to an IP Dispute (as defined in Section 16.14.2) , the Parties agree that any dispute or controversy arising under this Agreement, or regarding the validity, enforceability, construction, performance, alleged breach or enforcement of this Agreement, shall be finally settled by binding arbitration under this Section 16.14.1, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one arbitrator appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the Parties, The place of the arbitration proceeding shall be in [***]. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 16.14.1, within [***] following the initiation of such arbitration, and the arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such [***] period.  For clarity, this Section 16.14.1 shall be the exclusive dispute resolution mechanism for Disputes.

16.14.2IP Disputes.  Any dispute, controversy or claim between the Parties relating to the ownership, scope, validity, enforceability or infringement of any Intellectual Property or the scope of any license hereunder to Intellectual Property (any, an “IP Dispute”) shall be submitted to a court of competent jurisdiction in which such Intellectual Property rights were granted or arose.

16.15No Presumption against Drafter.  For purposes of this Agreement, both Parties hereby waive any rule of construction that requires that ambiguities in this Agreement (including any Appendix or Exhibit hereto) be construed against the drafter.

16.16Obligation to Mitigate.  Each Party shall use Reasonable Commercial Efforts to mitigate any harm or penalty to the other Party arising out of matters hereunder, including in the case of LONZA any [***] or Cancellation Payment payable by CLIENT hereunder, including with respect to offsetting (a) the suite fee(s) for such suite paid to LONZA by any Third Party for use of such suite during the same time period and (b) any amounts paid by CLIENT or its Affiliates for use of such suite in connection with an SOW hereunder, under the Prior Manufacturing Services Agreement or other arrangement between LONZA and CLIENT and/or its Affiliate, in each case (a) and (b) for any period during which any [***] is payable or for which any Cancellation Payment is due (any, “Mitigation Proceeds”).  Accordingly (i) if CLIENT requests LONZA conduct any other activities in a suite used for the manufacture and supply of Product in the Facility for the same dates, LONZA shall allocate the applicable [***], Cancellation Payment or True-Up Payment for such event to such other activities requested to be performed during the same dates and (ii) CLIENT shall use Reasonable Commercial Effort to limit the period of any Hardship Event.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Party executed this Agreement effective as of the Effective Date.

Mesoblast International Sàrl	Lonza Biosciences Singapore Pte Ltd

By:	By:

Name:	Name:

Title:	Name:

Appendix and Exhibit List:

•	Appendix A: Statement of Work
•	Exhibit 1.89: [***]
•	Exhibit 5.3: CLIENT Production Materials
•	Exhibit 5.5: Safety Stock Requirements
•	Exhibit 5.6: Shipping Documentation
•	Exhibit 6.2: Release Documentation
•	Exhibit 7.4: Form P.O.
•	Exhibit 9.2: Product Pricing

APPENDIX A

STATEMENT OF WORK

Lonza

SOW CHANGE ORDER

Date			
Current SOW Value		Client	
Change Order Estimate		Reference SOW	
Revised Estimated Value		Change Order #	

Scope of Change Order

1.

Change Order Estimate

1. Activity	Qty./Hrs.	Rate	Cost Est	Comments

CO Total $ -

It is mutually agreed that SOW ______ made effective ______ is hereby increased by ______ USD and is to be invoiced as per the terms agreed upon in the SOW indicated above and in accordance with the Financial Terms of the MSA made effective: ______

As a result of this Change Order, the time for completion of the above-mentioned SOW is hereby extended by an additional: ______ weeks. This Change Order is incorporated into and governed by the above SOW.

Terms and Conditions of this Change Order are valid if signed by Client on or before ______

ACCEPTANCE OF PROPOSED CHANGE

Client: ______________________________ **Date:** ______________

Printed Name:

Lonza: ______________________________ **Date:** ______________

EXHIBIT 1.89

[***]

[***][***][***]

[***][***][***][***]

EXHIBIT 5.3

CLIENT PRODUCTION MATERIALS

[***][***]

EXHIBIT 5.5

SAFETY STOCK REQUIREMENTS

ATTACHED BEHIND

[***]

EXHIBIT 5.6

SHIPPING DOCUMENTATION

-[***]-[***]-[***]-[***]

-[***]

-[***]

-[***]

-[***]

-[***]

EXHIBIT  6.2

RELEASE DOCUMENTATION

LONZA and CLIENT will mutually agree to the required documentation for release no later than [***].

EXHIBIT  7.4

FORM P.O.

[***]

EXHIBIT 9.2

PRODUCT PRICING

[***]